UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Knight Capital Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KNIGHT CAPITAL GROUP, INC.

545 Washington Boulevard

Jersey City, New Jersey 07310

April 3, 2012

Dear Stockholder:

We cordially invite you to attend Knight Capital Group, Inc.’s (the “Company”) annual meeting of stockholders (the “Annual Meeting”). The Annual Meeting will be held at our corporate headquarters located at 545 Washington Boulevard, Jersey City, New Jersey 07310 on Wednesday, May 9, 2012 at 1:00 p.m.

Enclosed you will find a notice setting forth the business expected to come before the Annual Meeting, the Proxy Statement, a proxy card and a copy of our 2011 Annual Report to Stockholders. Our 2011 Annual Report to Stockholders contains information about our Company and its financial performance and is not a part of our proxy solicitation materials. At this year’s Annual Meeting, the agenda includes: (1) the election of seven Directors; (2) an advisory (non-binding) vote to approve named executive officer compensation; (3) a proposal to ratify the appointment of our independent registered public accounting firm for 2012; and (4) a stockholder proposal regarding an amendment to the Company’s Amended and Restated By-Laws to allow holders of 10% of the Company’s common stock (or the lowest percentage of common stock permitted by state law) to call special meetings of stockholders. Our Board of Directors recommends that you vote FOR Proposals (1), (2) and (3) and AGAINST Proposal (4). Please take the time to carefully read each of the proposals described in the attached Proxy Statement.

Your vote is very important regardless of how many shares of Knight Capital Group, Inc. Class A Common Stock you own. Regardless of whether you plan to attend the Annual Meeting, your shares should be represented and voted. After reading the enclosed Proxy Statement, please submit your proxy by touch-tone telephone or through the Internet as indicated on the accompanying proxy card. Alternatively, you are requested to sign, date and return the paper proxy card without delay in the enclosed postage-paid envelope. You may revoke your proxy at any time before its exercise by: (i) attending and voting in person at the Annual Meeting; (ii) giving notice of revocation of the proxy at the Annual Meeting; or (iii) delivering to the Corporate Secretary of Knight Capital Group, Inc. (a) a written notice of revocation or (b) a duly executed proxy card relating to the same shares and matters to be considered at the Annual Meeting, bearing a date later than the proxy card previously executed. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

Thank you for your continued support of Knight Capital Group, Inc.

Sincerely,

Thomas M. Joyce	William L. Bolster
Chairman and Chief Executive Officer	Lead Director

KNIGHT CAPITAL GROUP, INC.

545 Washington Boulevard

Jersey City, New Jersey 07310

(201) 222-9400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Knight Capital Group, Inc.:

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders (including any adjournments or postponements thereof, the “Annual Meeting”) of Knight Capital Group, Inc., a Delaware corporation (“Knight” or the “Company”), will be held at our corporate headquarters located at 545 Washington Boulevard, Jersey City, New Jersey 07310 on Wednesday, May 9, 2012 at 1:00 p.m., for the following purposes, which are more fully described in the accompanying Proxy Statement:

1.

To elect as directors the seven nominees named in the accompanying Proxy Statement to serve as members of the Company’s Board of Directors until the Company’s next annual meeting of stockholders and until such directors’ successors are duly elected and qualified;

2.	To conduct an advisory (non-binding) vote to approve named executive officer compensation;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012;

4.

To vote on a stockholder proposal regarding an amendment to the Company’s Amended and Restated By-Laws to allow holders of 10% of the Company’s common stock (or the lowest percentage of common stock permitted by state law) to call special meetings of stockholders; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

A webcast of our Annual Meeting will be available on our website, www.knight.com, starting at 1:00 p.m. on Wednesday, May 9, 2012. Information included on our website, other than our Proxy Statement and proxy card, is not a part of our proxy solicitation materials.

A Proxy Statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only holders of record of shares of Knight Class A Common Stock at the close of business on April 2, 2012 are entitled to notice of, and to vote at, the Annual Meeting. On that day, 89,407,686 shares of Knight Class A Common Stock were outstanding and entitled to vote. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination, for proper purposes, during ordinary business hours at the Company’s corporate offices, located at 545 Washington Boulevard, Jersey City, New Jersey 07310, during the 10 days before the Annual Meeting. The list of stockholders will also be available for inspection at the Annual Meeting.

In addition, pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. In accordance with these SEC rules, you may access our Proxy Statement at www.bnymellon.mobular.net/bnymellon/kcg, which does not have “cookies” that identify visitors to the site.

By order of the Board of Directors,

Thomas M. Merritt
Corporate Secretary

April 3, 2012

PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE BY TELEPHONE OR THROUGH THE INTERNET (AS MORE FULLY DESCRIBED ON YOUR PROXY CARD AND HEREIN).

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MAY 9, 2012. THE COMPANY’S 2012 PROXY STATEMENT AND 2011 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT: WWW.BNYMELLON.MOBULAR.NET/BNYMELLON/KCG.

KNIGHT CAPITAL GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 9, 2012

PROXY STATEMENT

This Proxy Statement (the “Proxy Statement”) is being furnished to stockholders of Knight Capital Group, Inc., a Delaware corporation (together with its subsidiaries, except where the context otherwise requires, “Knight” or the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board” and each member thereof a “Director”) for use at the Annual Meeting of Stockholders (including any adjournments or postponements thereof), which will be held at our corporate headquarters located at 545 Washington Boulevard, Jersey City, New Jersey 07310 on Wednesday, May 9, 2012 at 1:00 p.m. (the “Annual Meeting”). This Proxy Statement, the accompanying proxy card and the 2011 Annual Report to Stockholders are first being mailed to stockholders on or about April 5, 2012.

At the Annual Meeting, stockholders will be asked to consider and vote on: (i) the election as directors of the seven nominees named in this Proxy Statement to serve as members of the Company’s Board of Directors until the Company’s next annual meeting of stockholders and until such directors’ successors are duly elected and qualified; (ii) an advisory (non-binding) vote to approve named executive officer compensation; (iii) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012; (iv) a stockholder proposal regarding an amendment to the Company’s Amended and Restated By-Laws to allow holders of 10% of the Company’s common stock (or the lowest percentage of common stock permitted by state law) to call special meetings of stockholders; and (v) the transacting of such other business as may properly come before the Annual Meeting or any adjournment thereof.

All stockholders will need to present photo identification to be admitted into the Annual Meeting. Beneficial owners of stock held by banks, brokers or investment plans (in “street name”) will also need proof of ownership. A recent brokerage statement or letter or legal proxy from your broker or bank are examples of proof of ownership.

The principal executive offices of the Company are located at 545 Washington Boulevard, Jersey City, New Jersey 07310, and the telephone number is (201) 222-9400.

Solicitation and Voting of Proxies; Revocation

You may vote in any of the following four ways: (1) by attending the Annual Meeting; (2) by calling the toll-free telephone number listed on the proxy card; (3) by voting on the Internet at the website address listed on the proxy card; or (4) by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided.

Shares of Knight Class A Common Stock (the “Common Stock”) that are entitled to vote and are represented by a proxy properly signed and received at or before the Annual Meeting, unless subsequently properly revoked, will be voted in accordance with the instructions indicated therein. If a proxy is signed and returned without indicating any voting instructions for any particular matter or matters, shares of Common Stock represented by such proxy will be voted as follows:

FOR the election of each of the seven nominees to the Company’s Board of Directors;

FOR the approval, on an advisory basis, of named executive officer compensation;

FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012; and

AGAINST a stockholder proposal regarding an amendment to the Company’s Amended and Restated By-Laws to allow holders of 10% of the Company’s common stock (or the lowest percentage of Common Stock permitted by state law) to call special meetings of stockholders.

The Board of Directors is not currently aware of any business to be acted upon at the Annual Meeting other than as described herein. If, however, other matters are properly brought before the Annual Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act thereon in accordance with their best judgment, unless authority to do so is withheld in the proxy.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares represented by such proxy are voted at the Annual Meeting by: (i) attending and voting in person at the Annual Meeting; (ii) giving notice of revocation of the proxy at the Annual Meeting; or (iii) delivering to the Corporate Secretary of Knight (a) a written notice of revocation or (b) a duly executed proxy card relating to the same shares and matters to be considered at the Annual Meeting, bearing a date later than the proxy card previously executed. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows: Knight Capital Group, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310, Attention: Corporate Secretary, and must be received before the taking of the votes at the Annual Meeting. If you own shares held in street name and wish to vote at the Annual Meeting, you must have a legal proxy from your broker.

The Company will bear the entire cost of the solicitation of proxies and the cost of printing and mailing this Proxy Statement. The Company has retained the services of Phoenix Advisory Partners, a division of American Stock Transfer & Trust Company, LLC (“Phoenix”), to assist in the solicitation of proxies. Phoenix will receive a fee from the Company for services rendered of approximately $10,000, plus reimbursement for out-of-pocket expenses. In addition to solicitation by mail, Directors, officers and employees of the Company may solicit proxies from stockholders of the Company by telephone, electronic communication or by personal interview. Such Directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection therewith. Arrangements will also be made with brokers, custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons and the Company will reimburse such brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

You can save the Company additional expense and reduce the environmental impact of delivering paper proxy materials by electing to receive future proxy statements and annual reports electronically. If you would like to request electronic delivery of these materials, please enroll after you complete your voting. If your shares are held in street name, you may enroll at www.icsdelivery.com. If you are a registered stockholder, you may enroll at www.bnymellon.com/shareowner/equityaccess. If you elected to receive this Proxy Statement electronically over the Internet and would now like to receive a paper copy of this Proxy Statement so that you may submit a paper proxy in lieu of an electronic proxy, please notify the Corporate Secretary of the Company of this request in writing at the address set forth at the beginning of this Proxy Statement.

Record Date; Outstanding Shares; Voting at the Annual Meeting

Only holders of Common Stock at the close of business on April 2, 2012 will be entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on April 2, 2012, the Company had 89,407,686 shares of Common Stock outstanding and entitled to vote (this figure includes outstanding restricted stock which have associated voting rights but does not include (i) restricted stock units, which do not have voting rights, or (ii) treasury stock). The presence, in person or by proxy, at the Annual Meeting of the holders of at least a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting, and at any adjournment or postponement thereof, is necessary to constitute a quorum for the transaction of business. Shares of Common Stock represented by proxies which are marked “Abstain” will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not, unless otherwise noted herein, be counted as votes cast in favor of the matters brought before the stockholders at the Annual Meeting. Proxies relating to street name shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares having voted at the Annual Meeting as to any proposal as to which authority to vote is withheld by the broker.

The advisory vote to approve named executive officer compensation, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012 and the stockholder proposal (Proposal 4) each require approval by the affirmative vote of a majority of the shares present at the Annual Meeting, in person or by proxy, and entitled to vote on the relevant proposal. Accordingly, abstentions will have the same effect as a negative vote on the relevant proposal. In regards to the election of Directors, the approval of a majority of votes cast at the Annual Meeting is required. A majority of votes cast means that the number of shares voted “For” a Director’s election exceeds 50% of the number of votes cast with respect to that Director’s election. Votes cast include “Withhold” votes (direction to withhold authority to vote) and exclude abstentions.

Pursuant to New York Stock Exchange (“NYSE”) rules, if you own your shares through a broker and you do not vote, your broker may vote your shares at its discretion on certain “routine” matters. The Company believes that all of the Company matters to be voted upon at the Annual Meeting, except for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012, are not considered “routine” matters under NYSE rules, and, therefore, Brokers will not be permitted to vote, at their discretion, any unvoted shares on those proposals (reported as a “broker non-vote”). The NYSE also does not consider the stockholder proposal (Proposal 4) to be a “routine” matter and your broker may not vote on this matter in its discretion. “Broker non-vote” shares are counted towards the quorum requirement but will be disregarded and have no effect on the outcome of the vote for these matters.

No Appraisal Rights

Stockholders have no rights under Delaware law, our Amended and Restated Certificate of Incorporation or our Amended and Restated By-Laws to exercise dissenters’ rights of appraisal with respect to any of the matters to be voted upon at the Annual Meeting.

Postponement or Adjournment of the Annual Meeting

If the Annual Meeting were to be postponed or adjourned, your proxy would still be valid and may be voted at the postponed or adjourned meeting in the manner described in this Proxy Statement. You would still be able to revoke your proxy until it was voted.

PROPOSAL 1—ELECTION OF DIRECTORS

On January 18, 2012, our Board of Directors adopted Amended and Restated By-Laws of the Company, which included changing the voting standard for the election of Directors such that, in uncontested elections (i.e., an election where the only nominees are those recommended by the Board of Directors, such as at this Annual Meeting), a majority of the votes cast at any meeting for the election of Directors at which a quorum is present shall elect Directors. A majority of votes cast means that the number of shares voted “For” a Director’s election exceeds 50% of the number of votes cast with respect to that Director’s election. Votes cast include “Withhold” votes (direction to withhold authority to vote) and exclude abstentions. The Amended and Restated By-Laws of the Company continue to provide, however, that Directors will be elected by a plurality of the votes cast in a contested election. Additionally, if the nominee for Director is an incumbent Director and the Director is not elected at any meeting for the election of Directors at which a quorum is present, the Director shall promptly tender his or her resignation to the Board of Directors. The Company’s Nominating and Corporate Governance

Committee (“NCGC”) shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors shall act on the tendered resignation, taking into account the NCGC’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within ninety (90) days from the date of the certification of the election voting results. The NCGC, in deciding what action to recommend, and the Board of Directors, in deciding what action to take, may each consider any factors or other information that it considers appropriate and relevant. The Director whose resignation is under consideration will abstain from participating in any decision of the NCGC or the Board of Directors regarding such resignation. If the Board of Directors does not accept the resignation, the Director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a Director’s resignation is accepted by the Board of Directors, or if a nominee for Director is not elected and the nominee is not an incumbent Director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board of Directors.

The Board of Directors of the Company stands for election at each annual meeting of stockholders. Our Board of Directors currently has seven members. Except for Thomas C. Lockburner, who is retiring and not standing for re-election, all of the current members of the Board of Directors have been approved, recommended and nominated for re-election to the Board of Directors by the Company’s NCGC and by the Board of Directors. In addition, Daniel F. Schmitt has been nominated for election this year. Each of the current Directors nominated for election this year was elected by the stockholders at the 2011 Annual Meeting of Stockholders. The Board of Directors has determined that Mr. Schmitt and each of its current Directors, including all Directors standing for re-election, except for Mr. Joyce, our Chairman and Chief Executive Officer, are independent within the meaning of the Securities and Exchange Commission (“SEC”) and NYSE director independence standards, as currently in effect.

The Board of Directors believes that an effective board consists of a diverse group of individuals who bring a variety of complementary skills, backgrounds and experiences. The NCGC and Board of Directors consider the skills and experiences of the Directors in the broader context of the Board’s overall composition, with a view toward constituting a Board that has the best skill set, background and experience to oversee the Company’s business. As stated in the Company’s Corporate Governance Guidelines, this assessment includes a consideration of diversity of age, professional experience (including skills and industry background), gender, ethnic background and country of citizenship. The NCGC regularly reviews the composition of the Board of Directors in light of our evolving business requirements and its assessment of the Board of Director’s performance to ensure that the Board of Directors has the appropriate mix of skills, backgrounds and experiences needed for the broad set of challenges that it confronts.

In regards to Mr. Schmitt’s nomination, in January 2012, James T. Milde, a Director of the Company, suggested Mr. Schmitt for consideration by the NCGC as a candidate for nomination to the Board of Directors. Mr. Milde based his suggestion on his professional knowledge of Mr. Schmitt’s excellent reputation as a partner at KPMG LLP for nearly thirty (30) years. During his career, Mr. Schmitt has demonstrated substantial auditing and accounting expertise and extensive experience with, and knowledge of, the financial services industry and SEC financial reporting while acting as lead partner to numerous large diversified financial services clients and other large SEC issuers. After a review of his qualifications and several interviews and discussions between members of the NCGC and Mr. Schmitt, the NCGC recommended that Mr. Schmitt be considered for election to the Board of Directors. The Board of Directors followed the NCGC recommendation and has nominated Mr. Schmitt for election to the Board of Directors.

The Board of Directors has been informed that all persons listed below are willing to serve as Directors, but if any of them should decline or be unable to act as a Director, the individuals named in the proxies will vote for the election of such other person or persons as they, in their discretion, may choose. The Board of Directors has no reason to believe that any such nominees will be unable or unwilling to serve.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED HEREIN FOR DIRECTOR.

Nominees for Election as Directors

The name, age (as of April 2, 2012), principal occupation for the last five years, selected biographical information and period of service as a Director of the Company of each of the nominees for Director are set forth hereafter.

Thomas M. Joyce (57), Chairman of the Board and Chief Executive Officer of the Company, has more than 30 years of experience in the securities industry. Mr. Joyce has been Chairman of the Board of the Company since December 2004 and has served as a Director since October 2002. He has been Chief Executive Officer of the Company since May 2002. From December 2001 to May 2002, Mr. Joyce was the Global Head of Trading at Sanford C. Bernstein & Co. Prior to that, Mr. Joyce held a variety of leadership roles in the Global Institutional Equity business during his 15 years at Merrill Lynch & Co., where his last position was Head of Global Equity eCommerce from 1999 through 2001. Mr. Joyce is currently a member of the Board of Directors of the Securities Industry and Financial Markets Association (“SIFMA”) and is a former member of the Board of Directors of NASDAQ. In addition, he currently serves on the Board of Directors of Special Olympics Connecticut, Inc., The Alfred E. Smith Memorial Foundation Inc. and the Ronald McDonald House® New York. Mr. Joyce received his A.B. in Economics from Harvard College in 1977. Mr. Joyce’s qualifications to serve on the Board of Directors include his significant experience in the securities industry; senior leadership roles in global organizations, including as Chief Executive Officer of Knight; and his detailed knowledge of, and unique perspective and insight regarding, the strategic and operational opportunities and challenges facing the Company and its businesses.

William L. Bolster (68), Lead Director of the Company, has served on the Board since November 2003. Mr. Bolster worked for various publicly-held companies for over 30 years, including General Electric/NBC, where his most recent position was Chairman and Chief Executive Officer of CNBC International from July 2001 to November 2003. Prior thereto, he was President of CNBC from January 1996 until July 2001. Previously, Mr. Bolster was President and General Manager of WNBC-TV in New York. Mr. Bolster received a B.A. in Business Administration from Loras College in 1967. Mr. Bolster’s qualifications to serve on the Board of Directors include his experience in a senior leadership role at a large global corporation, his in-depth knowledge and understanding of trends in the economy based on his years of experience covering such matters at a global news and media organization, and his experience in the important role of Lead Director of the Company.

James W. Lewis (70), Director of the Company, has served on the Board since January 2009. Mr. Lewis is the former Chairman of Vietnam Partners, LLC. Prior to founding Vietnam Partners, LLC in 2003, he was a Managing Director at Morgan Stanley where he spent 17 years working in senior positions across equities, fixed income and asset management. Mr. Lewis also served for a period of time as chairman of that firm’s risk management committee. He is also a former member of the NYSE. Mr. Lewis currently serves as a director at Geometry Group LLC and its affiliate Investarit AG and is a founder of Shamrock Asset Management LLC. In addition, he is a member of the Advisory Councils at the University of Chicago Booth School of Business, Miami University (Ohio) and Fordham University and of the Finance Committee at Jazz at Lincoln Center. Mr. Lewis received a B.S. from Miami University (Ohio) in 1963 and an M.B.A. in Finance from the University of Chicago in 1970. Mr. Lewis’ qualifications to serve on the Board of Directors include his significant experience in the securities and financial services industries, his experience as the founder and Chairman of an investment banking and advisory services firm, and his experience as a director of other companies in the securities and financial services industries.

James T. Milde (51), Director of the Company, has served on the Board since May 2005. Mr. Milde has over 25 years of broad corporate experience. He is currently President of Summit Advisors, a management consulting firm, and also serves as President–Financial Services and Insurance for Keane Consulting, a subsidiary of NTT Data, Inc. From February 2006 to September 2007, he was the Senior Vice President and

Chief Information Officer of United Rentals, Inc. Mr. Milde previously served as the Senior General Manager, Chief Information Officer for Sony Electronics, Inc., from January 2002 to January 2006, where he was responsible for all facets of information technology, supply chain and software-related ventures across the United States. Prior thereto, Mr. Milde served as the Senior Vice President, Chief Information Officer for The Pepsi Bottling Group from 1999 to February 2002. He received a B.A. in Economics and Finance from St. Lawrence University in 1982 and an M.B.A. from Clarkson University in 1984. He currently serves on the Clarkson University Board of Trustees. Mr. Milde’s qualifications to serve on the Board of Directors include his significant corporate experience in senior leadership roles at a broad range of companies and his significant knowledge and understanding of matters related to information technology, an important area for the Company and its businesses.

Christopher C. Quick (54), Director of the Company, has served on the Board since January 2009. Mr. Quick is the former CEO of Banc of America Specialist, Inc., a wholly-owned subsidiary of Bank of America Corporation and member firm of the NYSE. He is also a past Vice Chairman of Global Wealth and Investment Management with Bank of America. Mr. Quick has spent his entire career in the specialist business and was instrumental in various mergers and acquisitions as the industry underwent a period of consolidation. From 1982 to 2004, he served as Chairman and Chief Executive Officer of Q&R Specialist, JJC Specialist and Fleet Specialists where he remained following the firm’s acquisition by Bank of America Corporation. He is a member of the Board of Directors of The Alfred E. Smith Memorial Foundation Inc. and on the Board of Trustees for The Boys Club of New York, Catholic Relief Services, Fairfield University and Mutual of America. He is also a former member of the NYSE Board of Directors. Mr. Quick received a B.S. in Finance from Fairfield University in 1979. Mr. Quick’s qualifications to serve on the Board of Directors include his significant experience in the financial services and securities industries, including in the specialist business, in senior leadership roles and his substantial experience with post-merger and acquisition integration matters.

Daniel F. Schmitt (60), a nominee for Director of the Company, has more than 38 years of audit experience and spent over 29 years as a partner with KPMG LLP primarily in the financial services industry, before retiring in September 2011. During his tenure at KPMG LLP, Mr. Schmitt served as the Area Professional Practice Partner for KPMG’s Northeast Area and served on the firm’s National Professional Practice Committee and the Area Leadership Team. He most recently served as the Global Lead Audit Partner for Bank of NY Mellon. Mr. Schmitt previously was the partner in charge of Risk Management/Professional Practice for KPMG’s Western Area and served in KPMG’s New York, San Francisco and Providence/Boston Office practices during his career. He was also an SEC Reviewing Partner, and has served as a college relations partner and a KPMG national training instructor. Mr. Schmitt is a member of the American Institute of Certified Public Accountants. He received a B.S. in Accounting from Bryant University (formerly Bryant College) in 1973 and has served as past Chairman of The Alumni Association, Trustee and Member of the Accounting Department Advisory Board. Mr. Schmitt’s qualifications to serve on the Board of Directors include his substantial auditing and accounting background as a certified public accountant, extensive experience with, and knowledge of, the financial services industry, his strong background regarding SEC financial reporting and his prior service as lead partner to numerous large diversified financial services clients and other large SEC issuers.

Laurie M. Shahon (60), Director of the Company, has served on the Board since July 2006. Ms. Shahon is the President of Wilton Capital Group, a private direct investment firm she founded in 1994 that makes principal investments in later-stage ventures and medium-sized buyouts. She previously held investment banking positions with Morgan Stanley and Salomon Brothers. Ms. Shahon received an A.B. in English and Political Science from Wellesley College in 1974 and an M.B.A. in Finance and International Business from Columbia University in 1976. She is a former Adjunct Professor of Finance at Columbia Business School. Ms. Shahon has served on the boards of several public companies over the past 20 years, including The Bombay Company, Inc., Eddie Bauer Holdings, Inc. and Kitty Hawk, Inc. Ms. Shahon’s qualifications to serve on the Board of Directors include her significant experience in the financial services and securities industries, her experience as the founder of a private direct investment firm, and her experience as a director of other publicly traded companies.

Board of Directors and its Committees

During 2011, the Board of Directors met ten (10) times and did not take any action by unanimous written consent. The Company’s independent Directors also met at regularly scheduled executive sessions on at least a quarterly basis. Mr. Bolster serves as the Company’s Lead Director.

The Company had, as standing committees in 2011, a Finance and Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The committee membership and meetings during the last fiscal year and the function of each of the standing committees are described below. As an executive officer of the Company, Mr. Joyce does not serve as a member of any Board committees. All Directors attended at least 90% of the Board’s meetings and 100% of the meetings of any committees of the Board of Directors of which they were members in 2011. Although the Company does not have a formal policy requiring Director attendance at the Company’s Annual Meeting of Stockholders, all of our Directors attended the 2011 Annual Meeting of Stockholders.

Name of Director	Finance and Audit	Compensation	Nominating and Corporate Governance
Non-Employee Directors:
William L. Bolster	Member	Member	Chairperson
James W. Lewis	Member	—	Member
Thomas C. Lockburner	Chairperson	—	Member
James T. Milde	—	Member	Member
Christopher C. Quick	—	Member	Member
Laurie M. Shahon	—	Chairperson	Member
Number of Meetings in 2011	8	10	1

Finance and Audit Committee

The current members of the Finance and Audit Committee are Messrs. Lockburner, Bolster and Lewis, each of whom is independent within the meaning of the NYSE director independence standards, as currently in effect, and each of whom satisfied the NYSE financial literacy requirements. Mr. Lockburner serves as the Chairman of the Finance and Audit Committee. As Mr. Lockburner is retiring and not standing for re-election as a member of the Board of Directors, Mr. Schmitt will replace Mr. Lockburner as Chairman of the Finance and Audit Committee as of the date of our Annual Meeting, contingent upon his election to the Board. The Board of Directors has determined in its business judgment that Mr. Schmitt and each current member is in compliance with the independence, experience and financial literacy requirements set forth by the NYSE, The Sarbanes-Oxley Act of 2002 and rules adopted by the SEC pursuant to The Sarbanes-Oxley Act of 2002, as currently in effect. The Board of Directors has also determined in its business judgment that Mr. Lockburner (through the date of the Annual Meeting) and Mr. Schmitt (after the date of the Annual Meeting) are each an “audit committee financial expert” as defined under SEC rules. The SEC provides that an “audit committee financial expert” does not have additional duties, obligations or liabilities and is not considered an expert under the Securities Act of 1933, as amended.

The Finance and Audit Committee held eight (8) meetings during 2011 and did not take any action by unanimous written consent. The Finance and Audit Committee operates under a written charter, which was most recently amended by the Board of Directors on October 18, 2011, a current copy of which is available through the Knight corporate website at www.knight.com in the “Corporate Governance” section of “Investor Relations”. The Finance and Audit Committee of the Board of Directors assists the Company’s Board of Directors in fulfilling its oversight of: (1) the integrity of the financial statements and its risk and control environment; (2) the qualification of, and relationship with, the independent registered public accounting firm; (3) the Company’s internal audit function; (4) compliance with applicable legal and regulatory requirements; and (5) compliance with the Company’s Code of Business Conduct and Ethics. The Finance and Audit Committee also (A) reviews and makes recommendations to the Board regarding: (i) any proposed material capital formation plans, including planned issuances of equity securities and debt instruments, and stock repurchase programs; and (ii) certain acquisitions, investments, new business ventures, and divestitures by the Company; and (B) annually reviews and approves the Company’s: (x) treasury investment policy outlining the general investment objectives of the Company and the specific instruments for which investments are permitted; (y) liquidity risk management policy; and (z) contingency funding plan. The Finance and Audit Committee Report is included herein on page 40.

Compensation Committee

The current members of the Compensation Committee are Ms. Shahon and Messrs. Bolster, Milde and Quick, each of whom is independent within the meaning of the NYSE’s independence standards, as currently in effect. Ms. Shahon is the Chairperson of the Compensation Committee. The Compensation Committee is governed by a written charter, which was most recently amended by the Board of Directors on April 1, 2011, a current copy of which is available on our corporate website at www.knight.com in the “Corporate Governance” section of “Investor Relations”. The Compensation Committee has delegated to Mr. Joyce the ability to make limited equity grants to new hires or employees, for promotions or retention purposes, who are not executive officers.

The Compensation Committee has responsibility for approving and evaluating executive officer compensation, incentive compensation and equity-based plans, policies and programs of the Company and its subsidiaries. The Compensation Committee also evaluates the performance of the Company’s Chief Executive Officer, and, based on such evaluation, reviews and approves his annual salary, cash incentive bonus and long-term equity incentive bonus. The Compensation Committee is also responsible for producing an annual report on executive compensation and assisting management in the preparation of a compensation discussion and analysis. See “Executive Compensation” herein starting on page 15.

The Compensation Committee may retain and/or terminate outside compensation consulting firms to assist in the evaluation of executive officer compensation. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting, and other advisors. The Compensation Committee’s use of compensation consultants is described under “Compensation Discussion and Analysis” herein on page 15.

Additionally, the Compensation Committee provides assistance to the Board of Directors by setting performance-based compensation criteria for the Company’s Chief Executive Officer and other key executives, certifying the results of such performance at the end of the annual performance period and awarding the resulting performance-based compensation to such key executives. The Compensation Committee also is responsible for making restricted stock unit grants to such key executives resulting from such performance-based compensation.

During 2011, the Compensation Committee held ten (10) meetings and did not take any action by unanimous written consent. The Compensation Committee Report on Executive Compensation is included herein on page 22.

Nominating and Corporate Governance Committee

All of the current members of the Board, except for Mr. Joyce, serve on the NCGC. Mr. Bolster is the Chairman of the NCGC. As Mr. Lockburner is retiring and not standing for re-election as a member of the Board of Directors, Mr. Schmitt will replace Mr. Lockburner as a member of the NCGC as of the date of our Annual Meeting, contingent upon his election to the Board. Each member of our NCGC is independent within the meaning of the NYSE’s independence standards, as currently in effect. The NCGC is governed by a written charter, which was most recently amended by the Board of Directors on May 25, 2010, a current copy of which is available on our corporate website at www.knight.com in the “Corporate Governance” section of “Investor Relations.” A primary function of the NCGC is to identify and recommend to the Board individuals qualified to serve as Directors of the Company, consistent with the criteria included in the charter of the NCGC and our

Corporate Governance Guidelines. The NCGC also considers nominee recommendations from stockholders of the Company. In connection with the identification and recommendation of nominees, the NCGC reviews the skills, backgrounds and experiences of Board members, as well as the composition of the Board as a whole, with a view toward constituting a Board that has the best skill set, background and experience to oversee the Company’s business. As stated in the Company’s Corporate Governance Guidelines, this assessment includes a consideration of independence and diversity of age, professional experience (including skills and industry background), gender, ethnic background and country of citizenship, as well as the ability of current and prospective Directors to devote sufficient time to performing their duties in an effective manner. Other functions of the NCGC include: (i) recommending the size of, and Directors to serve on, committees of the Board; (ii) advising the Board with respect to matters of Board composition and procedures; (iii) developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; and (iv) overseeing the annual evaluation of the Board and the Company’s management. The NCGC held one (1) meeting in 2011 and did not take any action by unanimous written consent.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board does not have a fixed policy regarding the separation of the offices of Chairman and Chief Executive Officer and believes that it should maintain flexibility. The Board currently combines the positions of Chairman of the Board and Chief Executive Officer. The Board of Directors believes that Mr. Joyce’s service as both Chairman of the Board of Directors and Chief Executive Officer enhances the effectiveness of the Board and is in the best interest of the Company and its stockholders at this time. Because of his position, Mr. Joyce possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses and is therefore well-positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. His combined role enables decisive leadership and decision-making, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s stockholders, employees, customers and suppliers, particularly during times of turbulent economic and industry conditions.

Each of the current Directors other than Mr. Joyce is independent, and the Board believes that the independent Directors provide effective oversight of management, including through the committees of the Board of Directors described herein. Moreover, in addition to feedback provided during the course of Board meetings, the independent Directors have regular executive sessions. The Lead Director, currently Mr. Bolster, also plays an important role in the Company’s corporate governance structure. The Lead Director’s responsibilities include: presiding at meetings of the Board of Directors at which the Chairman is not present, including executive sessions of the independent Directors; serving as liaison between the Chairman and the independent Directors; convening meetings of the independent Directors; consulting with the Chairman on matters relating to Board performance and corporate governance; providing the Chairman with input regarding agenda items for Board and Committee meetings; and coordinating with the Chairman regarding information to be provided to the independent Directors in performing their duties. The Board of Directors believes that the role of the independent Directors and Lead Director combined with the Company’s overall corporate governance policies and practices appropriately and effectively complement the combined Chairman of the Board/Chief Executive Officer structure. The Board evaluates this structure periodically, including the appointment of the Lead Director.

Board Risk Oversight

Management has a process embedded throughout the Company to identify, analyze, manage and report on all significant risks facing the Company. In performance of risk oversight, the Board and its committees receive reports and regularly meet with the Company’s Chief Executive Officer and other senior managers on significant risks facing the Company, including enterprise, financial, operational, legal, regulatory and strategic risks. The independent Board members also discuss the Company’s significant risks when they meet in executive session without management.

In addition to oversight of enterprise and strategic risk by the Board of Directors, each of the Board committees reviews with management significant risks related to the committee’s area of responsibility and reports to the Board on such risks, which include:

•	The Compensation Committee’s review of risks related to Company-wide compensation and management resources;

•

The Finance and Audit Committee’s review of risks relating to the financial statements and financial reporting processes, as well as key credit risks, liquidity risks, market risks, compliance risks and risks arising from related person transactions, and the guidelines, policies and processes for monitoring and managing those risks; and

•	The Nominating and Corporate Governance Committee’s review of risks related to the Company’s governance structure and processes and succession planning.

Identification and Evaluation of Director Candidates

The NCGC believes that the minimum qualifications for serving as a Director are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and for the nominee to have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In this regard, the NCGC examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. Annex A to our Nominating and Corporate Governance Committee Charter lists criteria for nomination to our Board. Also, our Corporate Governance Guidelines list specific qualification rules for all of our Board members and nominees.

The NCGC identifies potential nominees by asking current Directors and executive officers to notify the NCGC if they become aware of persons meeting the criteria described above. The NCGC also, from time to time, engages firms that specialize in identifying director candidates. As described below, the NCGC will also consider candidates recommended by stockholders.

Once a person has been identified by the NCGC as a potential candidate, the NCGC may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the NCGC determines that the candidate warrants further consideration, the NCGC contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the NCGC requests information from the candidate, reviews the person’s accomplishments and qualifications, conducts due diligence, including background checks, and conducts one or more interviews with the candidate. The NCGC members may also contact one or more references provided by the candidate or may contact other members of the business community or other persons who may have greater first-hand knowledge of the candidate’s accomplishments and qualifications. All information regarding the candidate is then provided to the NCGC for review and consideration. The NCGC’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder.

In regards to Mr. Schmitt’s nomination, in January 2012, Mr. Milde suggested Mr. Schmitt for consideration by the NCGC as a candidate for nomination to the Board of Directors. Mr. Milde based his suggestion on his professional knowledge of Mr. Schmitt’s excellent reputation as a partner at KPMG LLP for nearly thirty (30) years. During his career, Mr. Schmitt has demonstrated substantial auditing and accounting expertise and extensive experience with, and knowledge of, the financial services industry and SEC financial reporting while acting as lead partner to numerous large diversified financial services clients and other large SEC issuers. After a review of his qualifications and several interviews and discussions between members of the NCGC and Mr. Schmitt, the NCGC recommended that Mr. Schmitt be considered for election to the Board of Directors. The Board of Directors followed the NCGC recommendation and has nominated Mr. Schmitt for election to the Board of Directors.

Stockholder Recommendations for Director Nominees

The NCGC will consider Director candidates recommended by stockholders for nomination to the Board. In considering candidates submitted by stockholders, the NCGC will take into consideration the needs of the Board and the qualifications of the candidate. Stockholders may make recommendations at any time, but nominations of candidates for election to the Board at the annual meeting of stockholders must be received not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders. To nominate a candidate for election to the Board, a stockholder must submit the nomination in writing and must include the following information (as more fully described in the Company’s Amended and Restated By-Laws): (a) as to the stockholder (i) the name and address of the stockholder, such beneficial owner (if any) and any of their respective affiliates or associates or others acting in concert with the stockholder, (ii) the number of shares of Common Stock which are owned beneficially or of record by such stockholder, such beneficial owner and their respective affiliates or associates or others acting in concert with them, (iii) disclosure of any derivative instrument and certain other economic interests in the Company directly or indirectly owned beneficially by such stockholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert with them, (iv) information related to proxies and voting commitments of such persons, (v) a brief description of all arrangements or understandings between such stockholder (and their respective affiliates or associates) and each proposed nominee, (vi) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (vii) a completed copy of the questionnaire noted in clause (b)(v) below and (viii) any other information relating to such person that would be required pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (b) as to each proposed nominee (i) the name, age, business address and residence of the proposed nominee, (ii) the principal occupation or employment of the proposed nominee, (iii) the number of shares of Common Stock owned by the proposed nominee, if any, (iv) the proposed nominee’s consent to be named as a Director if selected by the NCGC and nominated by the Board, (v) a completed Director’s questionnaire with respect to the background and qualification of such person and executed written representation and agreement related to voting commitments, compensation, corporate governance compliance and other matters, (vi) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such stockholder, if any, and their respective affiliates and associates, and each proposed nominee, and his or her respective affiliates or associates, including all information required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K of the Exchange Act, and (vii) any other information relating to such proposed nominee that would be required pursuant to Section 14 of the Exchange Act. The stockholder nomination, and accompanying information described above, must be sent to the Corporate Secretary at Knight Capital Group, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310.

Corporate Governance Guidelines

The NCGC is responsible for overseeing the Corporate Governance Guidelines and reporting and making recommendations to the Board concerning governance matters. Among other matters, the Corporate Governance Guidelines include the following items concerning the Board of Directors: (i) independent Directors will comprise a majority of the Board; (ii) disqualifying factors preventing a Board candidate or Director from serving or continuing to serve on the Board, absent a waiver by a majority of the Board; and (iii) qualifications for non-employee and employee Board members.

Stockholder and Interested Parties Communications

The Board has established a process to receive communications from stockholders and interested parties. Stockholders and interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail. To communicate with the Board of Directors, any individual or group of Directors or Board committee members, correspondence should be addressed to the Board of Directors or any such individual Directors or group or Board committee members by either name or title. All such correspondence should be sent to the Corporate Secretary at Knight Capital Group, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310. To communicate with any of our Directors electronically, stockholders or interested parties may send an electronic message to boardofdirectors@knight.com.

All communications received as set forth in the preceding paragraph will be opened by our General Counsel for the sole purpose of determining whether the contents represent a message to our Directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group of Directors or Board committee members, our General Counsel will make sufficient copies of the contents to send to each Director who is a member of the group or committee to which the envelope or e-mail is addressed.

Executive Officers

Executive officers serve at the discretion of the Board of Directors. The following table sets forth certain information concerning the executive officers of the Company as of April 2, 2012 (none of whom has a family relationship with another executive officer):

Name	Age	Position
Thomas M. Joyce	57	Chairman of the Board and Chief Executive Officer
Steven Bisgay	45	Senior Managing Director, Chief Financial Officer
George Sohos	45	Senior Managing Director, Head of Market Making
Steven J. Sadoff	48	Executive Vice President, Global Head of Operations, Services & Technology
Alan Lhota	49	Senior Managing Director, Co-Head of Institutional Fixed Income
Leonard J. Amoruso	46	Senior Managing Director, General Counsel
Peter J. Hoffman	51	Senior Managing Director, Institutional Client Development
David S. Lehmann	49	Senior Managing Director, Head of Electronic Execution Services
Robert K. Lyons	52	Senior Managing Director, Co-Head of Institutional Fixed Income
Joseph C. Mazzella	45	Senior Managing Director, Head of Institutional Equities

For selected biographical information with respect to Mr. Joyce, please see “Nominees for Election as Directors” beginning on page 5. Selected biographical information with respect to the other executive officers is set forth below.

Steven Bisgay (45), Senior Managing Director, Chief Financial Officer of the Company, has more than 20 years of experience in the securities and financial services industries. Mr. Bisgay has been Chief Financial Officer of the Company since August 2007. Prior to his appointment, Mr. Bisgay was the Managing Director, Business Development for the Company since November 2005. Previously, Mr. Bisgay was the Group Controller for the Company since June 2003 and the Director of Internal Audit for the Company since June 2001. Mr. Bisgay is a certified public accountant and was employed in the Financial Services Industry Practice at the accounting firm of PricewaterhouseCoopers LLP from 1989 to 2001, most recently as a Senior Manager. Mr. Bisgay served on the Board of Managers of Direct Edge Holdings LLC from July 2007 to December 2008. He currently is on the Board of the Financial Management Society of SIFMA. Mr. Bisgay received a B.S. in Accounting from Binghamton University in 1989 and an M.B.A. from Columbia University in 2000.

George Sohos (45), Senior Managing Director, Head of Market Making of the Company, oversees the Company’s global market making activities. Mr. Sohos has been Head of Market Making since March 2011. Prior to his appointment, Mr. Sohos was a member of the senior management team for the Company’s electronic trading group since 2005, where his primary responsibilities involved the U.S. and European client trading strategies. Mr. Sohos has worked at the Company since 2000. Prior to joining the Company. Mr. Sohos worked as a software engineer at IBM Corporation and as a senior scientist at Enviro Engineering. Mr. Sohos received a B.S. in Mathematics from Panepistimion Patron in Greece in 1988 and a Ph.D. in Applied Mathematics from the University of Arizona in 1994.

Steven J. Sadoff (48), Executive Vice President, Global Head of Operations, Services & Technology, oversees the Operations, Service and Technology Group which handles the operations, facilities, infrastructure, electronic services and technology functions throughout the Company’s global locations. Mr. Sadoff has been with the Company since April 2002 and was named Executive Vice President in January 2009. Prior to joining the Company, Mr. Sadoff was the Chief Information Officer for BondBook, responsible for global oversight, strategy, purchasing and implementation of technology. From 1995 until 2000, he was with Merrill Lynch & Co. where for the last two years, he was a director responsible for technology for the Global Liquidity and Credit businesses, in addition to leading e-commerce initiatives. For the first three years he was with Merrill Lynch Japan, responsible for front office technology and infrastructure. From 1990 to 1995, Mr. Sadoff was with Lehman Brothers, most recently as a Vice President. Mr. Sadoff currently serves on the Board of Managers of Direct Edge Holdings LLC, the advisory board for Corvil Ltd., the Technology/Operations Customer Advisory Board for Thomson Reuters, the board of Pico Quantitative Trading LLC, and as a member of the SIFMA Operations & Technology Steering Committee. Mr. Sadoff holds a B.S. in Computer Science, an M.S. in Electrical Engineering, and a D.Sc. in Computer Science, all from Washington University in St. Louis.

Alan Lhota (49), Senior Managing Director, Co-Head of Institutional Fixed Income, is responsible for co-managing and expanding the Company’s institutional fixed income business. He has over 25 years of experience in the securities industry. Mr. Lhota has been Co-Head of Institutional Fixed Income since April 2011. Previously, Mr. Lhota was Head of U.S. High Yield, Distressed and Bank Loan Sales for the Company since June 2009. Prior thereto, he led the High Yield team at RBS Greenwich Capital Markets, Inc. from June 2007 to March 2009. From December 1999 to March 2007, Mr. Lhota handled High Yield sales in the U.S. and U.K. at UBS Securities LLC. Mr. Lhota attended Worcester Polytechnic University.

Leonard J. Amoruso (46), Senior Managing Director, General Counsel, oversees all legal, compliance, regulatory and market structure matters for the Company. Mr. Amoruso has been General Counsel of the Company since May 2007. Prior to his appointment, Mr. Amoruso was the Senior Managing Director and Chief Compliance Officer of the Company since June 2003. From October 1999 to June 2003, Mr. Amoruso served as Chief Compliance Officer and Assistant General Counsel of the Company’s wholly-owned subsidiary, Knight Securities, L.P (now operating as Knight Capital Americas, L.P.). Prior to joining the Company, Mr. Amoruso spent a decade with FINRA’s District 10 office in New York, most recently as Deputy Director. Mr. Amoruso serves on numerous industry committees and is a frequent speaker at industry conferences. He also currently serves on the Board of Managers of Direct Edge Holdings LLC, the Board of Directors of EDGEA Exchange, Inc. and the Board of Directors of EDGEX Exchange, Inc. Mr. Amoruso received a B.B.A. in Banking, Finance and Investments from Hofstra University in 1986 and a J.D. from Hofstra University School of Law in 1989.

Peter J. Hoffman (51), Senior Managing Director, Institutional Client Development, oversees the Company’s relationships with institutional clients and the Corporate Marketing and Investor Relations group. Mr. Hoffman joined the Company in January 2012. Prior thereto, Mr. Hoffman spent 24 years at Merrill Lynch & Co., where his most recent position was Managing Director in the Investor Client Coverage Group where he managed the firm’s relationships with key institutional clients across product and service teams. Prior to that, Mr. Hoffman held several senior positions in the firm’s Equity Division, including Head of Americas Equity Sales. He is a member of the Board of Directors of Southside Hospital, part of the NSLIJ Health Network. Mr. Hoffman received a B.S. in Biology from Union College (Schenectady, NY) in 1982 and an M.B.A. in Finance from Columbia University in 1986.

David S. Lehmann (49), Senior Managing Director, Head of Electronic Execution Services, oversees the Company’s electronic execution offerings. He has over 25 years of experience in the securities industry.

Mr. Lehmann was named Head of Electronic Execution Services in November 2011. Prior thereto, he was the Head of Institutional Sales since April 2011. From November 2002 to April 2011, Mr. Lehmann headed the Company’s institutional sales office in Chicago. He previously worked at Montgomery Securities, Salomon Brothers and Merrill Lynch & Co. Mr. Lehmann received a B.S. in Business Administration from the University of Illinois, Champaign/Urbana in 1984 and an M.B.A. in Finance from Columbia University in 1986.

Robert K. Lyons (52), Senior Managing Director, Co-Head of Institutional Fixed Income, is responsible for co-managing and expanding the Company’s institutional fixed income business. He has over 25 years of experience in the securities industry. Mr. Lyons has been Co-Head of Institutional Fixed Income since April 2011. Previously, Mr. Lyons was head of the Company’s Capital Markets group since joining the Company in February 2010. Mr. Lyons is a former Vice Chairman of Investment Banking at Merrill Lynch & Co. where he spent over 20 years. Previously at Merrill Lynch & Co., Mr. Lyons served as Global Head of Capital Markets and before that he was Head of the Americas Capital Markets. Mr. Lyons received a B.A. in Economics from Hamilton College in 1982 and an M.B.A. from the University of Chicago in 1987.

Joseph C. Mazzella (45), Senior Managing Director, Head of Institutional Equities, is responsible for leading the Company’s global sales and trading team serving institutional clients. He has over 25 years of experience in the securities industry. Mr. Mazzella was named Head of Institutional Equities in October 2011. Prior thereto, he was Global Head of Trading since March 2010. He joined the Company in October 2003 as Head of Listed Block Trading. Previously, Mr. Mazzella spent more than a decade at Merrill Lynch, most recently as a Managing Director for Listed Trading.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) explains aspects of our executive compensation program for our named executive officers. For 2011, our “Named Executive Officers” and their titles were as follows:

•	Thomas M. Joyce, Chairman of the Board and Chief Executive Officer;

•	Steven Bisgay, Senior Managing Director, Chief Financial Officer;

•	George Sohos, Senior Managing Director, Head of Market Making;

•	Steven J. Sadoff, Executive Vice President, Global Head of Operations, Services & Technology;

•	Alan Lhota, Senior Managing Director, Co-Head of Institutional Fixed Income; and

•	Gregory C. Voetsch, former Executive Vice President, Head of Global Equities.

The Company’s executive compensation program is designed to retain, motivate, reward and recruit the talent needed to achieve growth and long-term success. Accordingly, in designing the executive compensation program, we focused on the following objectives: (i) providing competitive compensation and benefits; (ii) providing balanced incentives for achieving short-term and long-term business goals and objectives; and (iii) aligning long-term economic interests of our executives with stockholders’ interests.

At our annual meeting of stockholders in May 2011, our stockholders approved our first “Say-on-Pay” resolution regarding 2010 executive compensation described in our 2011 proxy statement. Our stockholders also approved our proposal to hold a “Say-on-Pay” vote every year. As a result, our Board has committed to annual “Say-on-Pay” votes. The Company, the Board and the Compensation Committee of the Board of Directors (the “Compensation Committee”) pay careful attention to communications received from stockholders regarding executive compensation, including the non-binding advisory vote. Taking into consideration the positive “Say-on-Pay” vote as well as feedback received from institutional shareholders, we continued our policies, processes and approach to executive compensation on substantially the same basis as those in place in 2010 and for which our stockholders registered their approval. The Committee also considered the results of the advisory vote as one factor in its compensation decisions, among the other factors discussed in this CD&A.

Compensation Approval Process

The Compensation Committee is responsible for approving and evaluating the executive compensation program. The Compensation Committee in the past has retained an independent consulting firm, Deloitte Consulting LLP (“Deloitte”), with respect to executive compensation matters. Deloitte reports to and acts at the sole direction of the Compensation Committee. The retention and, where appropriate, termination of Deloitte are at the Compensation Committee’s sole discretion, and such decisions are made without the participation of any officer or other member of the Company’s management. Although the Company pays Deloitte’s compensation, the Compensation Committee, in its sole discretion, approves the fees to Deloitte and any other terms related to Deloitte’s engagement. In the last five years, Deloitte has not performed, and does not currently provide, any services to management or the Company.

To determine competitive market compensation for the 2011 performance year for our Named Executive Officers and other members of executive management, the Compensation Committee, in December 2011, considered comparative market data provided by a compensation consultant retained by the Company, Towers Watson, along with comparative market data obtained in the marketplace. Towers Watson reports to, and acts at the sole direction of, the Company’s management. The Company’s management approves the fees to Towers Watson and any other terms related to Towers Watson’s engagement. Using publicly available information contained in proxy statements related to the 2010 performance year, Towers Watson and the information obtained by the Compensation Committee in the marketplace provided a comparative analysis of the compensation of named executive officers at other peer public financial services companies. In addition, Towers Watson used its proprietary database to compare non-public compensation information related to the 2010 performance year for individuals having similar roles at leading global competitors, or divisions or subsidiaries within such global companies, as applicable. For the public company comparisons, for 2011, the peer group consisted of: Interactive Brokers Group, Inc.; Investment Technology Group, Inc.; Jefferies Group, Inc.; NASDAQ OMX Group, Inc.; and NYSE Euronext. For the non-public information comparisons, for 2011, the comparative group consisted of: Bank of America Corporation; Barclays Capital; Citigroup Inc.; Credit Suisse Group; Deutsche Bank Group; The Goldman Sachs Group, Inc.; HSBC Bank plc; JPMorgan Chase & Co.; Morgan Stanley; and UBS AG. The peer group and the comparative group remained the same as the groups compared in 2010. To determine the appropriate total compensation for its Named Executive Officers, the Company generally averages the total compensation paid to (i) named executive officers at other peer financial services companies and (ii) individuals having similar roles at leading large global competitors, or divisions or subsidiaries within such global companies, as applicable, who are not deemed named executive officers, and strives to be at approximately the 75th percentile of such average. As further described herein, this data is one of the factors used to establish competitive compensation levels for each Named Executive Officer and other members of executive management.

Our Compensation Committee generally sets incentive compensation for our Named Executive Officers in accordance with the terms of our 2009 Executive Incentive Plan (“EIP”), although it retains discretion to pay additional amounts as appropriate. The EIP is our stockholder-approved plan in which each of our Named Executive Officers and other executive officers subject to Section 16 of the Exchange Act participate so that the cash and equity-based awards paid to our Named Executive Officers are not subject to the $1 million limit on deductible pay to Named Executive Officers pursuant to Section 162(m) of the Internal Revenue Code (“Section 162(m)”). During the first quarter of each fiscal year, the Compensation Committee establishes annual performance criteria for each Named Executive Officer, including the Chief Executive Officer, and determines the formula to be used for calculation of each Named Executive Officer’s maximum incentive compensation payout pursuant to Section 162(m). For the 2011 performance year, such criteria were based on the Company’s consolidated and/or business unit 2011 pre-tax operating income. The Named Executive Officer’s achievement of the Section 162(m) performance criteria does not ensure that the maximum award will be payable to a Named Executive Officer because the Compensation Committee retains “negative discretion” to reduce the award based upon a variety of factors, including, but not limited to, the assessment of an individual’s performance and the attainment of other Company and/or business unit performance objectives. The Compensation Committee may use any objectives and guidelines it deems appropriate in exercising “negative discretion” and also receives substantial input from the Chief Executive Officer regarding the amount to be paid to the other Named Executive Officers.

At the end of the performance period, the Compensation Committee certifies whether the pre-established Section 162(m) performance criteria were met and determines the maximum payout permitted based on the actual level of achievement versus the performance criteria. Prior to determining incentive compensation for each of the Named Executive Officers other than the Chief Executive Officer, the Chief Executive Officer reviews with the Compensation Committee a variety of factors, including: (i) the performance of the Company and/or business unit the Named Executive Officer oversees for the fiscal year; (ii) the executive officer’s contribution to the Company’s and/or business unit performance, partly taking into account the Named Executive Officer’s attainment of broad performance objectives, as determined in the sole discretion of our Chief Executive Officer; (iii) a comparison with pay levels of comparable positions in the marketplace; and (iv) market conditions. If it agrees with the recommendation of the Chief Executive Officer, the Compensation Committee approves such incentive compensation amounts earned pursuant to the EIP (which may in no event exceed the maximum payouts derived from the Section 162(m) formula established by the Compensation Committee). The Compensation Committee and Mr. Joyce retain the right to pay executives, including participants in the EIP, additional amounts outside of the EIP.

Compensation Components

The Company’s executive officer compensation program generally consists of three key elements: base salary (or commissions, if applicable), annual incentive compensation, including cash and annual performance-based incentive compensation, and long-term equity-based awards. Consistent with market practices in the financial services industry, most of the compensation of each Named Executive Officer, except for Mr. Lhota, consists of incentive compensation. Incentive compensation consists of annual cash and annual performance-based incentives. Additionally, from time to time, the Company may grant long-term equity incentives to Named Executive Officers, which may be subject to forfeiture unless certain specified performance criteria are met. Allocation of the Chief Executive Officer’s compensation between annual cash and long-term equity incentives is determined by the Compensation Committee or by contractual agreement. The Chief Executive Officer determines this allocation for the other Named Executive Officers and other members of executive management. Generally, the Company’s executive compensation programs are designed so that executives will receive a mix of annual cash incentives (generally representing approximately 60% of total incentive compensation) and long-term equity incentives (generally representing approximately 40% of total incentive compensation), each of which is described below, except for Mr. Lhota who receives a portion of his overall compensation as incentive compensation in a mix equal to 50% cash incentives and 50% long-term equity incentives.

Salaries and Commissions

In general, salaries are intended to make up the smallest portion of overall executive compensation. Base salaries of executive officers are fixed at the beginning of each year and typically are not changed during the year except for promotions, changes in responsibility or changes in industry practice. Base salaries are reviewed annually by the Compensation Committee and adjusted from time to time to realign salaries with market levels, individual performance and industry practice. The Compensation Committee also considers salaries relative to those of others within the Company and may, on occasion, make adjustments to salaries or other elements of total compensation, such as annual and long-term incentive opportunities, where a failure to make such an adjustment would result in a compensation imbalance that the Compensation Committee deems inappropriate and may also result in a retention risk. In July 2011, base salaries for the Named Executive Officers, excluding Messrs. Joyce and Lhota, were increased from $250,000 to $500,000 in order to maintain salaries in line with market and competitive practices. Mr. Lhota’s 2011 salary comprised base salary of $200,000 and sales commissions of $1,956,105 earned during 2011. Additionally, Mr. Lhota’s base salary was increased to $500,000 as of January 2012 in order to maintain his salary in line with those of the other Named Executive Officers (except for Mr. Joyce). When determining incentive compensation, the Compensation Committee takes into consideration any increases in salary made during a performance period.

Performance-Based Annual Awards

Each of our Named Executive Officers participates in the EIP, which provides for annual incentive compensation based on the achievement of performance goals and objectives and which is designed to: (1) advance the interests of the Company and its stockholders by providing incentives in the form of periodic bonus awards to certain key employees who contribute significantly to strategic and performance objectives, and the growth, of the Company; and (2) further align the interests of the Company’s key employees with the interests of the stockholders by awarding bonuses based on Company, division and/or subsidiary performance criteria. With respect to each Named Executive Officer, baseline Section 162(m) performance goals are set by the Compensation Committee. As to Named Executive Officers other than the Chief Executive Officer, additional broad performance objectives are established by the Chief Executive Officer in consultation with the Compensation Committee and are one of the factors used to reduce the maximum award determined by the achievement of the baseline Section 162(m) performance objectives. The particular performance goals or objectives reflect those measures which the Company views as key indicators of successful performance.

Mr. Joyce’s 2011 annual incentive opportunity related to the 2011 performance year was conditioned upon the achievement of certain consolidated pre-tax operating income targets of the Company, as set by the Compensation Committee in March 2011 and in accordance with the bonus opportunity formula agreed to in

March 2009 between Mr. Joyce and the Compensation Committee as an amendment to his employment agreement covering the years 2009 through 2012. The pre-tax operating income targets for Mr. Joyce were as follows: (i) pre-tax operating income less than $0, no incentive bonus or (ii) pre-tax operating income in excess of $0, incentive bonus equal to the greater of: (a) 3% of the first $350 million of pre-tax operating income plus 1.5% of pre-tax operating income in excess of $350 million, and (b) $3 million. In determining pre-tax operating income targets for a performance year, the Compensation Committee may exclude non-operating and extraordinary items, if any. In January 2012, solely for purposes of determining Mr. Joyce’s incentive compensation payout for 2011 pursuant to his EIP bonus opportunity formula, the Compensation Committee approved and certified management’s calculation of the Company’s 2011 pre-tax operating income of $187,128,944, which did not exclude any non-operating or extraordinary items, and applied such pre-tax operating income to the targets established for Mr. Joyce to determine his 2011 annual incentive compensation of $5,613,868 under his EIP bonus opportunity formula. Such amounts were awarded as a mix of cash (60%) and restricted stock units (representing the right to receive shares of Common Stock upon each vesting date) (“RSUs”) (40%). Such RSUs will vest in three equal installments on each anniversary of the date of grant.

In addition to the annual incentive opportunity paid to Mr. Joyce in January 2012 pursuant to his bonus opportunity formula described above, due to the superior operating performance of the Company in 2011 versus 2010, and Mr. Joyce’s management efforts, including his ability to successfully address management transition across several of the Company’s business units, the Compensation Committee approved a discretionary award outside of the EIP to Mr. Joyce in January 2012 of additional incentive compensation in the amount of $1,000,000. Such award was payable $250,000 in cash and $750,000 in RSUs, which vest ratably over three years, and are subject to forfeiture in the event the Company does not achieve pre-tax operating income of at least $50 million in 2012.

With respect to the other Named Executive Officers, in addition to the Section 162(m) pre-tax income goals established by the Compensation Committee, Mr. Joyce is actively involved, in consultation with the Compensation Committee, in the determination of broad performance objectives. Mr. Joyce meets with the Company’s executives to determine, and then set, broad performance objectives for the upcoming year based on the Company’s annual business plan and budget forecasts. The objectives chosen are a mix of qualitative and quantitative factors and often require subjective judgment to determine the level of achievement. Mr. Joyce reviews with the Compensation Committee these broad performance objectives and explains why these broad performance objectives were selected. At the end of the year, the Compensation Committee certifies that the Section 162(m) pre-tax income goals have been met and determines the maximum payout permitted based on the actual level of achievement of the pre-tax income goals. Mr. Joyce also informs the Compensation Committee as to his assessment regarding whether the broad performance objectives that were set have been met and the rationale for the proposed incentive compensation for each Named Executive Officer, which is based on a variety of factors (described below), including the attainment of the broad performance objectives. The overall incentive compensation for each executive is then recommended by Mr. Joyce to the Compensation Committee for approval.

For 2011, these broad performance objectives were:

a.	Achievement related to business objectives and initiatives;
b.	Overall performance of the relevant business unit or discipline, including performance versus budget and the market environment;
c.	Revenues for the business unit overseen;
d.	Pre-tax income and/or margins for the business unit overseen;
e.	Risk management;
f.	Achievement of compliance goals (regulatory, legal and financial);
g.	Customer satisfaction;
h.	Employee satisfaction;
i.	Expense management; and
j.	Management effectiveness.

For Mr. Bisgay, items (a), (b), (e), (f), (g), (h), (i) and (j) were applicable. For Messrs. Sohos, Sadoff and Lhota, all of the items noted above were applicable. Item (a) objectives for Mr. Bisgay included the continued enhancement of the Company’s financial reporting infrastructure, particularly in regards to the reverse mortgage business of the Company, the bolstering of Treasury department activities, including enhancing the liquidity profile and overall liquidity management program within the Company, and the enhancement of the Company’s overall risk management infrastructure. For Mr. Sohos, item (a) objectives related to the electronic trading group’s ability to launch new products and expand into new markets and asset classes, in addition to the strengthening of existing and new client relationships. For Mr. Sadoff, item (a) objectives related to the progress of the Company’s self-clearing initiative, including expansion into fixed income and options clearing, and to continued enhancements to the Company’s technology applications and technology and facilities infrastructure. Mr. Lhota’s item (a) objectives related to improvement in the performance of the fixed income business, including reductions to the cost structure of the business, in addition to the strengthening of existing and new client relationships. For items (b), (c) and (d), 2011 performance was compared to 2010 results along with 2011 budgets and goals set with the Board of Directors in October 2010 at the Board’s annual strategy meeting and with financial results and market conditions generally within the securities industry. For item (e), objectives were based on the establishment of effective risk management policies and procedures (Messrs. Bisgay and Sadoff), in addition to effective monitoring of trading, liquidity and credit risk (all NEOs), all based on the evaluation of the Company’s Risk Committee. As to item (f), objectives included regulatory examination performance (including the amount of any regulatory fines) for the business unit or discipline the NEO oversees and compliance with internal policies and procedures. Items (g) and (h) were assessed through both formal and informal surveys. As to item (i), objectives related to achievement of expense efficiencies, expense controls and expense rationalization. Item (j) objectives related to personnel development, resource allocation and retention of employees.

As there were no specific “target” or “threshold” levels of achievement established for these objectives, the determination as to whether such achievement was met was made in the sole discretion of our Chief Executive Officer.

Each of the factors comprising the 2011 broad performance objectives was a factor considered in determining each executive’s compensation and none of the broad performance objectives were dispositive or individually weighted. Accordingly, each Named Executive Officer’s incentive compensation was determined using a balanced approach that considered, in the context of a competitive marketplace, a variety of factors, including: (i) the performance of the Company and/or business unit the Named Executive Officer oversees for the fiscal year; (ii) the executive’s contribution to that performance, partly taking into account the Named Executive Officer’s attainment of the above broad performance objectives, as determined in the sole discretion of our Chief Executive Officer; (iii) a comparison with pay levels of comparable positions in the marketplace; and (iv) market conditions. For 2011, actual total compensation paid to Messrs. Bisgay, Sohos, Sadoff, and Lhota was below the comparable pay levels the Company strived to reach (as noted in subsection (iii) above and on page 16 herein). Such 2011 incentive compensation was awarded as a mix of cash and RSUs in January 2012 generally in line with the mix described herein.

Long-Term Incentives

The Company believes that the most effective means to encourage long-term performance by our executive officers is to create an ownership culture. This philosophy is implemented through the granting of equity-based awards that vest based on continued employment. For the past few years, equity-based awards that vest based on continued employment have consisted of RSUs, restricted stock and/or stock options. The Company primarily uses RSUs and restricted stock awards as it believes they more accurately reflect the pattern of equity-based awards that prevail in its peer group and in the external market generally.

Annual grants of stock options, restricted stock and/or RSUs to our executive officers that are part of the executive’s annual incentive compensation are approved at a regularly scheduled meeting of the Compensation Committee held during January of each year, and the grant date is the last business day of January, the same day equity-based awards are made to all other eligible Company employees as part of their annual incentive compensation. The Compensation Committee may also make occasional grants during the year to executives, current employees and new employees and has delegated to the Company’s Chief Executive Officer the authority, subject to certain established limitations and ratification by the Compensation Committee, to make limited equity grants to current and new employees, other than executive officers, of the Company. These grants are typically associated with retention, promotion, acquisitions and hiring. The exercise price for stock option grants is typically the average of the high and low price of a share of the Common Stock as quoted on the NYSE on the date preceding the date of grant. In 2011, the Company granted equity-based awards outside of annual incentive compensation to Messrs. Sohos and Sadoff in recognition of their prior achievements and future efforts. Such grants provide for three-year cliff-vesting and were subject to forfeiture in the event the Company did not achieve pre-tax income for 2011 of at least $50 million. As the Company achieved pre-tax income of at least $50 million in 2011, such performance condition was met.

2011 and 2010 Compensation Awards

In January 2012 and January 2011, based primarily on the factors described on page 16 herein, the Compensation Committee approved the following annual incentive awards, not including one-time discretionary or special bonuses, to certain of the Named Executive Officers for their performance in fiscal years 2011 and 2010, respectively:

Name	Performance Year	Cash Award ($)	Value of RSU Awards ($)(1)	Total ($)(2)
Thomas M. Joyce (3)	2011	3,718,321	1,895,547	5,613,868
	2010	2,699,390	1,799,593	4,498,983

Steven Bisgay	2011	1,485,000	990,000	2,475,000
	2010	1,259,000	991,000	2,250,000

George Sohos (4)(6)	2011	4,285,000	2,856,667	7,141,667

Steven Sadoff (5)	2011	1,575,000	1,050,000	2,625,000
	2010	1,512,000	1,188,000	2,700,000

Alan Lhota (6)	2011	500,000	571,561	1,071,561

(1)

The number of RSUs granted to each Named Executive Officer is determined by taking the aggregate value of the RSU award to the Named Executive Officer and dividing it by the average of the high and low price of a share of the Company’s Common Stock as quoted on the NYSE on the date preceding the date of grant.

(2)	Total excludes salaries, and in the case of Mr. Lhota, 2011 sales commissions of $1,956,105.
(3)	Excludes a $1,000,000 discretionary award paid to Mr. Joyce in January 2012, outside of the EIP. The award consisted of $250,000 in cash and 57,252 RSUs with a grant date fair value of $750,000.
(4)	Excludes a special April 2011 discretionary grant to Mr. Sohos of 250,000 RSUs having a grant date fair value of $3,292,500.
(5)	Excludes a special January 2011 discretionary grant to Mr. Sadoff of 214,286 RSUs having a grant date fair value of $3,000,000.
(6)	Messrs. Sohos and Lhota first became Named Executive Officers because of their compensation in 2011 and, as such, only compensation information for the 2011 performance year is provided.

The value of awards in the above table differs from the value of awards disclosed in the Summary Compensation Table, as the Summary Compensation Table, prepared in accordance with SEC regulations, reports the grant date fair value of equity awards that were granted at any time during each fiscal year computed in accordance with FASB ASC Topic 718. For 2011, the Summary Compensation Table reflects RSU grants that were made in 2011 in respect of 2010 performance. The Summary Compensation Table does not reflect the value of the above RSU awards made by the Company to its Named Executive Officers in January 2012 as under current SEC regulations the fair value of such awards will instead be reported as 2012 compensation in next year’s Summary Compensation Table.

Employment Agreements

For many years, the Company has followed the practice of entering into a written employment agreement with its Chief Executive Officer. Consistent with this practice, the Company entered into a new employment agreement with Mr. Joyce in December 2008 (as subsequently amended, the “New Agreement”), under which Mr. Joyce continues to be employed by the Company as its Chief Executive Officer and continues to serve as Chairman of the Board. The New Agreement became effective as of December 31, 2008 and continues through December 31, 2012, unless terminated earlier. In negotiating the terms of the New Agreement, the Compensation Committee considered Mr. Joyce’s experience, his performance with the Company since he became the Chief Executive Officer, his prior compensation, and, with assistance from Deloitte, its independent compensation consultant, the prevailing market practice with respect to CEO compensation. During 2011, Mr. Joyce was subject to the terms of his New Agreement. For a description of the New Agreement, see page 27.

No other Named Executive Officer of the Company has an employment agreement.

Perquisites and Other Benefits

Generally, the Company does not believe it is necessary for the attraction or retention of management talent to provide our executives with a substantial amount of compensation in the form of perquisites. Accordingly, we do not have a formal perquisite policy, although the Compensation Committee periodically reviews perquisites for our Named Executive Officers. In 2011, pursuant to the terms of the previously executed New Agreement, the Company provided Mr. Joyce with a vehicle and driver and/or a third party car service for commuting to and from the Company’s various office locations and reimbursed Mr. Joyce for the associated payment of taxes related to such perquisite. The Company also reimbursed Mr. Joyce for a golf club membership in 2011, which was used primarily for business purposes, and paid for a gym membership. No material perquisites were provided to any of the other Named Executive Officers.

We also maintain employee benefit programs for our executives and other employees. Our Named Executive Officers generally participate in our employee health and welfare benefits on the same basis as all employees. In addition to these generally available benefits, our Named Executive Officers are eligible to participate in nonqualified deferred compensation plans which are intended to provide a vehicle to defer compensation in excess of the amounts that are legally permitted to be deferred under the Company’s tax-qualified 401(k) savings plan and to provide a vehicle to defer annual cash bonus payments (subject to minimum and maximum deferral limitations).

Tax Deductibility under Section 162(m) and Accounting Considerations

Under Section 162(m), the Company may not be able to deduct certain forms of compensation in excess of $1 million paid to any of the Named Executive Officers (other than the Chief Financial Officer) that are employed by the Company at year-end. Compensation which is “performance-based” is not subject to this statutory maximum on deductibility. The Compensation Committee believes that it is generally in the Company’s best interests to satisfy the requirements for deductibility under Section 162(m). However, notwithstanding this general policy, the Compensation Committee also believes there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m). In 2011, all amounts paid to the Named Executive Officers in excess of $1 million were deductible.

In making decisions about executive compensation, the Company also considers how various elements of compensation will affect our financial reporting, including the impact of FASB Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” for awards of equity instruments.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee, comprised of independent Directors, reviewed and discussed the above CD&A with the Company’s management. Based on the review and its discussions, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

Compensation Committee
Laurie M. Shahon, Chairperson
William L. Bolster
James T. Milde
Christopher C. Quick

COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The following table sets forth information regarding compensation paid for the fiscal years ended December 31, 2011, 2010 and 2009, respectively, for the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, the Company’s three other most highly paid executive officers and the Company’s former Executive Vice President, Head of Global Equities (the “Named Executive Officers”):

Summary Compensation Table

For Fiscal Years Ended December 31, 2011, 2010 and 2009

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(2)(4)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
Thomas M. Joyce	2011	750,000	—	1,799,593	—	3,718,321	101,995	6,369,909
Chairman of the Board and Chief Executive Officer (8)(9)	2010 2009	750,000 750,000	— —	2,620,516 12,128,227	— —	2,699,390 3,930,775	96,872 94,079	6,166,778 16,903,081

Steven Bisgay	2011	375,000	—	991,000	—	1,485,000	8,000	2,859,000
Senior Managing Director, Chief Financial Officer	2010 2009	250,000 250,000	— —	780,000 604,500	— —	1,259,000 1,170,000	8,000 8,000	2,297,000 2,032,500

George Sohos	2011(10)	358,333	—	4,388,112	—	4,285,000	8,000	9,039,445
Senior Managing Director, Head of Market Making	2010(11) 2009(11)	— —	— —	— —	— —	— —	— —	— —

Steven J. Sadoff	2011(12)	375,000	—	4,188,000	—	1,575,000	8,000	6,146,000
Executive Vice President, Global Head of Operations, Services & Technology	2010 2009	250,000 250,000	— —	1,040,000 1,160,000	100,000 —	1,512,000 1,560,000	8,000 8,000	2,910,000 2,978,000

Alan Lhota	2011(13)	2,156,105	—	200,000	—	500,000	8,000	2,864,105
Senior Managing Director, Co-Head of Institutional Fixed Income	2010(11) 2009(11)	— —	— —	— —	— —	— —	— —	— —

Gregory C. Voetsch	2011	312,500	—	—	—	—	7,283,298	7,595,798
Former Executive Vice President, Head of Global Equities (14)	2010 2009	250,000 250,000	— —	1,790,000 1,900,000	— —	2,520,000 2,685,000	8,000 8,000	4,568,000 4,843,000

(1)

Represents the aggregate grant date fair value of RSUs, computed in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(2)

Except as noted in Footnotes (3), (10) and (12) below, RSUs and options generally vest in equal installments on each of the first three anniversaries of the grant date, subject to acceleration upon a change in control.

(3)

In 2009, Mr. Joyce was issued RSUs that will generally vest when the Company’s per share price has closed at or above either $25 or $30 per share for ten consecutive trading days or 15 trading days during any

20-day trading period prior to December 31, 2012 (“$25 Market Shares” and “$30 Market Shares”, respectively). Mr. Joyce’s 2009 award includes a January 1, 2009 grant of 268,962 $25 Market Shares with a grant date fair value of $2,931,686 and 500,000 $30 Market Shares with a grant date fair value of $4,485,000. See Note 10 Stock-Based Compensation to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for a summary of assumptions used in valuing the $25 Market Shares and $30 Market Shares.

(4)

Represents the aggregate grant date fair value of options, computed in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(5)

See Note 10 Stock-Based Compensation to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for a summary of the weighted-average assumptions used in valuing options granted to the Company’s employees (including its Named Executive Officers).

(6)

Represents cash awards earned for fiscal years 2011, 2010 and 2009, respectively, by the Named Executive Officers under the Company’s EIP. Subject to voluntary deferrals, the amounts were paid in January 2012, 2011 and 2010, respectively. The Company sponsors a voluntary deferred compensation plan, under which certain senior employees can voluntarily elect to defer receipt of all or a portion of their cash bonus. Mr. Joyce elected to defer $500,000 of his cash award for fiscal year 2011 which is included in the above table.

(7)	All other compensation includes an $8,000 matching contribution in the applicable year with respect to each Named Executive Officer’s participation in the Company’s tax qualified 401(k) savings plan.
(8)

In addition to Footnote (7), all other compensation for Mr. Joyce in 2011, 2010 and 2009 consists of $62,829, $58,368 and $56,869, respectively, related to providing a vehicle and driver and/or a third party car service for Mr. Joyce’s commute to, and from, the Company’s various office locations, tax reimbursements of $30,686, $30,024 and $28,730, respectively, related to such perquisite and a Company paid gym membership of $480 in 2011, 2010 and 2009. The compensation value attributed to providing a vehicle and driver to Mr. Joyce equals the estimated incremental cost to the Company of the Company employed driver’s time relating to Mr. Joyce’s commute as well as the incremental cost to the Company of the additional operating expenses associated with the Company owned vehicle used for such commute. Also included in the compensation value is the actual cost to the Company of third party car services in cases where such car services are provided for Mr. Joyce’s commute. The amount of the tax reimbursement is the amount of compensation paid to Mr. Joyce to reimburse him for his tax liability on the value of this perquisite. All of the above items were contractually agreed to pursuant to the previously executed New Agreement.

(9)

The Company reimbursed Mr. Joyce for a golf club membership, which was used primarily for business purposes, in 2011. Although Mr. Joyce is not restricted to using this membership solely for business purposes, during 2011 this membership was used primarily for business purposes and therefore there was no incremental cost to the Company.

(10)

Mr. Sohos’ 2011 stock awards comprise RSUs having a grant date fair value of $1,095,612 which were granted in January 2011 with respect to his 2010 compensation, and a special grant of 250,000 RSUs having a grant date fair value of $3,292,500 which were granted on April 13, 2011 and were subject to forfeiture in the event the Company did not achieve pre-tax income for 2011 of at least $50 million. As the Company achieved pre-tax income in 2011 of at least $50 million, the special RSU grant will vest on April 13, 2014.

(11)

Messrs. Sohos and Lhota first became Named Executive Officers because of their compensation in 2011 and, in accordance with SEC regulations, only compensation information for 2011 is provided in the Summary Compensation Table.

(12)

Mr. Sadoff’s 2011 stock awards comprise RSUs having a grant date fair value of $1,188,000 which were granted in January 2011 with respect to his 2010 compensation, and a special grant of 214,286 RSUs having a grant date fair value of $3,000,000 which were granted on January 31, 2011 and were subject to forfeiture in the event the Company did not achieve pre-tax income for 2011 of at least $50 million. As the Company achieved pre-tax income in 2011 of at least $50 million, the special RSU grant will vest on January 31, 2014.

(13)	Mr. Lhota’s 2011 salary comprises base salary of $200,000 and sales commissions of $1,956,105 earned during 2011.

(14)

Effective October 31, 2011, Mr. Voetsch terminated his employment with the Company. The amount reported in all other compensation for Mr. Voetsch includes the payments and benefits Mr. Voetsch received (or is entitled to receive) as a result of his termination of employment with the Company as described below under the heading “Termination and Change in Control Agreements”. A substantial portion of this amount includes: (i) a lump sum cash payment of $4,100,000 and (ii) a lump sum cash payment (payable on the next pay period following May 1, 2012) of $3,174,978 for 251,185 unvested shares related to Mr. Voetsch’s prior annual bonus awards for 2011, 2010 and 2009, respectively. 75,336 and 34,420 of those unvested shares related to 2010 and 2009 compensation, respectively, and are also reflected in the Stock Awards column of the Summary Compensation Table for years 2010 and 2009, respectively.

The following table provides information on equity and non-equity awards granted in 2011 to each of the Company’s Named Executive Officers. There can be no assurance that all of the amounts disclosed below will vest because certain of the awards are subject to vesting conditions (performance based and/or service based).

Grants of Plan-Based Awards

For Fiscal Year Ended December 31, 2011

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Thomas M. Joyce	1/1/2011	3,000,000	(2)	15,000,000	—	—
	1/31/2011	—	—	—	128,543	1,799,593

Steven Bisgay	1/1/2011(3)	—	1,500,000	—	—	—
	1/31/2011	—	—	—	70,786	991,000

George Sohos	1/1/2011(3)	—	4,500,000	—	—	—
	1/31/2011	—	—	—	78,258	1,095,612
	4/13/2011(4)	—	—	—	250,000	3,292,500

Steven J. Sadoff	1/1/2011(3)	—	1,600,000	—	—	—
	1/31/2011	—	—	—	84,858	1,188,000
	1/31/2011(4)	—	—	—	214,286	3,000,000

Alan Lhota	1/1/2011(3)	—	500,000	—	—	—
	1/31/2011	—	—	—	14,286	200,000

Gregory C. Voetsch	1/1/2011(5)	—	—	—	141,429	1,980,000

(1)

Except as noted in footnotes (4) and (5) below, represents RSU awards granted pursuant to the 2010 Equity Incentive Plan during 2011 but which were considered to have been awarded with respect to the Named Executive Officer’s performance during 2010. These restricted stock and option awards generally vest in three equal installments on January 31, 2012, 2013 and 2014.

(2)

Mr. Joyce’s 2011 annual incentive opportunity was conditioned upon the achievement of certain 2010 consolidated pre-tax operating income targets of the Company as follows: (i) pre-tax operating income less than $0, no incentive bonus or (ii) pre-tax operating income in excess of $0, incentive bonus equal to the greater of (a) 3% of the first $350 million of pre-tax operating income plus 1.5% of pre-tax operating income in excess of $350 million, and (b) $3 million.

(3)

Target incentive awards were not established for 2011. In accordance with SEC disclosure rules, the amounts disclosed in this table are representative of estimated cash awards for these Named Executive Officers for 2011. Actual awards are disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(4)

Represents a one-time special RSU award granted pursuant to the 2010 Equity Incentive Plan, which was subject to forfeiture in the event the Company did not achieve pre-tax income for 2011 of at least $50 million. As the Company achieved pre-tax income in 2011 of at least $50 million, the special RSU grant will vest three years from the applicable grant date.

(5)

Pursuant to Mr. Voetsch’s Separation Agreement with the Company, this award was forfeited and on the next pay period following May 1, 2012, the Company will pay Mr. Voetsch the sum of $3,174,978 based on an agreed upon fair market value of $12.64 per share. The severance payments and benefits that Mr. Voetsch received (or is entitled to receive) as a result of his termination of employment with the Company is set forth herein, under the heading “Termination and Change in Control Agreements”.

Employment Agreements with Named Executive Officers

Employment Agreement with Mr. Joyce

In December 2008, the Company entered into a new four-year employment agreement (as subsequently amended, the “New Agreement”) with Mr. Joyce under which Mr. Joyce will continue to be employed by the Company as its Chief Executive Officer and continue to serve as Chairman of the Board. The New Agreement became effective as of December 31, 2008 and continues through December 31, 2012, unless terminated earlier.

Pursuant to the terms of the New Agreement, Mr. Joyce will receive an annual base salary of $750,000. Mr. Joyce will also be eligible for an annual bonus based on the achievement of performance targets and other terms and conditions established by the Compensation Committee (the “Annual Bonus”). Prior to its amendment in March 2009, the New Agreement provided that for each of the 2009 and 2010 calendar years the Annual Bonus could be no greater than $10 million, and for each of the 2011 and 2012 calendar years the Annual Bonus could be no greater than $11 million. These caps were changed in March 2009 to reflect the $15 million cap under the Company’s 2009 Executive Incentive Plan and otherwise as part of the changes made to Mr. Joyce’s bonus opportunity formula for 2009 through 2012. The Annual Bonus will be payable sixty percent (60%) in cash and forty percent (40%) in restricted stock or RSUs. The portion of the Annual Bonus that is paid in, or based on, Company shares will vest ratably over a three-year period, subject to accelerated vesting and distribution upon certain specified terminations of employment. Under certain circumstances, the New Agreement allows the Company to demand repayment of an annual bonus that was paid or awarded to Mr. Joyce based on a calculation of the measure on which the bonus was based that is later determined to have been overstated. Mr. Joyce may also receive payments in addition to those earned pursuant to the EIP. For example, as previously disclosed, the Compensation Committee decided to award Mr. Joyce additional incentive compensation in January 2012 of $1,000,000.

In addition, the New Agreement provided for equity awards pursuant to the Company’s 2006 Equity Incentive Plan (the “2006 Plan”) in the form of RSUs for a total of 1.5 million shares (collectively, the “Incentive Award”). The first 500,000 shares of the Incentive Award (the “First Tranche”) will generally vest in four equal installments on December 31, 2009, 2010, 2011 and 2012, provided that the First Tranche will not vest if the Company does not achieve positive pre-tax income in either 2009 or 2010. Such condition was met upon the Company achieving positive pre-tax income in 2009. The second 500,000 shares of the Incentive Award (the “Second Tranche”) will generally vest when the Company’s per share price has closed at or above $25 per share for ten consecutive trading days or 15 trading days during any 20-day trading period, provided that if such condition is not met by December 31, 2012, the Second Tranche will be forfeited. The third 500,000 shares of the Incentive Award (the “Third Tranche”) will generally vest when the Company’s per share price has closed at or above $30 per share for ten consecutive trading days or 15 trading days during any 20-day trading period, provided that if such condition is not met by December 31, 2012, the Third Tranche will be forfeited. Under certain circumstances (including, with respect to the Second and Third Tranche, a requirement that the performance conditions are met), the Incentive Awards will vest on a change in control of the Company.

Pursuant to the New Agreement, Mr. Joyce agreed not to sell, pledge, encumber or otherwise transfer 80% of the aggregate number of vested shares originally subject to the Incentive Award that remain after satisfaction of tax withholding obligations until the earliest of (i) a change of control, (ii) December 31, 2012, or (iii) termination of his employment for any reason (except that, if Mr. Joyce voluntarily terminates employment or is terminated for cause, Mr. Joyce will be required to hold 50% of the shares subject to the share ownership requirements for six months following his termination of employment).

Under the New Agreement, Mr. Joyce also is generally eligible to receive retirement benefits, fringe benefits and insurance coverage that are no less favorable than those generally made available to other senior executives of the Company. Mr. Joyce will also be entitled to a car and driver for his daily commute between his home and the Company’s various office locations plus a tax gross-up attributable thereto, a Company-paid gym membership, and reimbursement of his annual dues for a golf club membership primarily used for business purposes.

The severance payments and benefits that Mr. Joyce is entitled to receive upon certain terminations of his employment are set forth herein, under the heading “Termination and Change in Control Agreements”.

Employment Agreements with Other Named Executive Officers

The Company is not a party to individual employment agreements with any currently employed Named Executive Officer other than Mr. Joyce.

Equity Plans and Agreements

Until May 2010, equity awards to the Named Executive Officers were historically made under the following Company equity plans: the Knight Capital Group, Inc. 1998 Long-Term Incentive Plan, the Knight Capital Group, Inc. 2003 Equity Incentive Plan and the 2006 Plan (collectively, the “Historical Stock Plans”). At the Company’s 2010 Annual Meeting of Stockholders, the Company’s stockholders approved the Knight Capital Group, Inc. 2010 Equity Incentive Plan (the “2010 Plan”, collectively with the Historical Stock Plans, the “Stock Plans”). As a result of the establishment of the 2010 Plan, the 2010 Plan replaced the Historical Stock Plans for future equity grants and no additional grants will be made under the Historical Stock Plans (but the terms and conditions of any outstanding equity grants under the Historical Stock Plans were not affected).

The Stock Plans are administered by the Compensation Committee of the Board of Directors, and allow for the grant of options, stock appreciation rights (2006 Plan and 2010 Plan only), restricted stock and RSUs (collectively, the “awards”), as defined by the Stock Plans. In addition to overall limitations on the aggregate number of awards that may be awarded under the Stock Plans, the Stock Plans limit the number of awards that may be granted to a single individual as well as limit the amount of options, stock appreciation rights (2006 Plan and 2010 Plan only) or shares of restricted stock or RSUs that may be awarded. The Compensation Committee has delegated to Mr. Joyce the ability to make limited equity grants to employees, except for executive officers, for promotions or new hires. Restricted share and RSU awards generally vest ratably over three years. The Company’s policy is to grant options for the purchase of shares of Common Stock at not less than fair market value, which the Stock Plans define as the average of the high and low sales price on the date prior to the grant date. Options generally vest ratably over a three-year or four-year period and expire on the fifth or tenth anniversary of the grant date, pursuant to the terms of the applicable option award agreement. The Company generally has the right to fully vest executives in their awards upon retirement (except for certain awards to Mr. Joyce) and in certain other circumstances. Generally, retirement is defined (effective March 31, 2009) as a voluntary termination of employment by an employee or a termination without cause by the Company of an employee’s employment (i) after no less than five full years of service as an employee of the Company (regardless whether such service is continuous), (ii) with the employee having achieved or exceeded 50 years of age at the time of departure, and (iii) with the employee entering into a two year non-compete agreement in a form acceptable to the Company. Prior to March 31, 2009, the Company defined retirement as termination of employment with the Company (i) after no less than five full years of service as an employee of the Company, (ii) with the employee having achieved a total of “55” by adding together the employee’s age at departure and the number of full years of service as an employee, and (iii) with the employee entering into a two year non-compete agreement in a form acceptable to the Company. Pursuant to FASB ASC Topic 718, upon an executive becoming retirement-eligible, the expense associated with any unvested RSUs and options is accelerated so that such awards are fully expensed as of the date of the executive’s retirement eligibility. Under the retirement definition applicable to certain awards prior to March 31, 2009, Messrs. Bisgay, Sohos, and Sadoff satisfy the requirements of such definition provided that they agree to be bound by a two-year non-compete following termination of employment. Under the retirement definition applicable to awards after March 31, 2009, none of the Named Executive Officers (except for certain awards to Mr. Joyce) currently satisfy the requirements of such definition. Unvested awards granted before September 1, 2010 are generally canceled if employment is terminated for any reason before the end of the relevant vesting period, except as discussed above and in the “Termination and Change in Control Agreements” section below. For annual incentive awards granted after September 1, 2010 and up to September 30, 2011, full vesting is given where an employee has been terminated without cause by the Company. For all other awards granted after September 1, 2010 and up to September 30, 2011, unvested awards are generally canceled if employment is terminated for any reason before the end of the relevant vesting period, except as discussed above and in the “Termination and Change in Control Agreements” section below. Effective October 1, 2011, for all awards granted after such date, unless otherwise provided for in the applicable award agreement, full vesting will be given where an employee has been terminated without cause by the Company. The change to provide full vesting upon a termination without cause for all awards granted on or after October 1, 2011 (unless otherwise provided for in the applicable award agreement) was made to align the Company’s policy with that of industry practice.

The following table shows the number of shares covered by exercisable and unexercisable options and unvested RSUs held by the Company’s Named Executive Officers at December 31, 2011.

Outstanding Equity Awards

At December 31, 2011

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Thomas M. Joyce	92,810	(2)	—		14.59	12/31/2013	—		—
	220,820	(3)	—		17.97	1/31/2017	—		—
	—		—		—	—	125,000	(4)	1,477,500
	—		—		—	—	231,038	(5)	2,730,869
	—		—		—	—	268,962	(5)	3,179,131
	—		—		—	—	500,000	(6)	5,910,000
	—		—		—	—	85,354	(7)	1,008,884
	—		—		—	—	110,290	(8)	1,303,628
	—		—		—	—	128,543	(9)	1,519,378

Steven Bisgay	45,000	(10)	—		10.24	11/10/2014	—		—
	—		—		—	—	10,951	(7)	129,441
	—		—		—	—	32,828	(8)	388,027
	—		—		—	—	70,786	(9)	836,691

George Sohos	18,333	(10)	—		10.24	11/10/2014	—		—
	25,000	(11)	—		7.90	8/15/2015	—		—
	—		—		—	—	9,939	(7)	117,479
	—		—		—	—	21,043	(8)	248,728
	—		—		—	—	52,171	(9)	616,661
	—		—		—	—	250,000	(12)	2,955,000

Steven J. Sadoff	6,845	(13)	13,689	(13)	15.84	1/31/2020	—		—
	—		—		—	—	21,014	(7)	248,385
	—		—		—	—	43,771	(8)	517,373
	—		—		—	—	84,848	(9)	1,002,903
	—		—		—	—	214,286	(14)	2,532,861

Alan Lhota	—		—		—	—	14,286	(9)	168,861

Gregory C. Voetsch (15)	—		—		—	—	—		—

(1)	Market value amounts reflect a closing price per share of the Company’s common stock on December 30, 2011 of $11.82 as quoted on the NYSE.
(2)	Option became fully vested on December 31, 2006.
(3)	Option became fully vested on January 31, 2010.
(4)

Upon the Company having earned positive pre-tax income before non-operating and extraordinary items in 2009, the RSU vested one-quarter on each of December 31, 2009, December 31, 2010 and December 31, 2011, and the remaining one quarter will vest on December 31, 2012.

(5)	RSU vests upon the Company’s per share price closing at or above $25 per share for ten consecutive trading days or fifteen trading days during any twenty day trading period prior to December 31, 2012.
(6)	RSU vests upon the Company’s per share price closing at or above $30 per share for ten consecutive trading days or fifteen trading days during any twenty day trading period prior to December 31, 2012.
(7)	RSU vested one-third on January 31, 2010, one-third on January 31, 2011 and one-third on January 31, 2012.
(8)	RSU vested one-third on January 31, 2011, one-third on January 31, 2012 and the remaining one-third will vest on January 31, 2013.
(9)	RSU vested one-third on January 31, 2012, and will vest one-third on January 31, 2013 and the remaining one-third on January 31, 2014.
(10)	Option became fully vested on November 10, 2007.
(11)	Option became fully vested on August 15, 2008.
(12)	As a result of the Company having earned pre-tax income in 2011 exceeding $50 million, the RSU will vest on April 13, 2014.
(13)	Option vested one-third on January 31, 2011, one-third on January 31, 2012 and the remaining one-third will vest on January 31, 2013.
(14)	As a result of the Company having earned pre-tax income in 2011 exceeding $50 million, the RSU will vest on January 31, 2014.
(15)	Mr. Voetsch did not have any equity awards outstanding as of December 31, 2011.

The table below shows the number of shares of Common Stock acquired during 2011 by the Named Executive Officers upon the exercise of options or through the vesting of RSUs or restricted stock.

Options Exercised and Stock Vested

For Fiscal Year Ended December 31, 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas M. Joyce (1)	—	—	323,385	4,245,745
Steven Bisgay (2)	—	—	32,292	449,989
George Sohos (3)	—	—	35,020	488,004
Steven J. Sadoff (4)	—	—	58,603	816,633
Alan Lhota	—	—	—	—
Gregory C. Voetsch (5)	—	—	102,755	1,431,891

(1)	Comprises the following: 198,385 shares acquired having a fair market value of $13.94 on date of vesting and 125,000 shares acquired having a fair market value of $11.85 on date of vesting.
(2)	Comprises 32,292 shares acquired having a fair market value of $13.94 on date of vesting.
(3)	Comprises 35,020 shares acquired having a fair market value of $13.94 on date of vesting.
(4)	Comprises 58,603 shares acquired having a fair market value of $13.94 on date of vesting.
(5)	Comprises 102,755 shares acquired having a fair market value of $13.94 on date of vesting.

Pension Benefits

The Company does not have in place any defined benefit pension plans.

Non-Qualified Deferred Compensation

The following table shows the earnings and account balances for the Named Executive Officers in the Knight Vanguard Voluntary Deferred Compensation Plan (the “Deferral Program”). The Deferral Program is unfunded and unsecured. The Deferral Program allows participants who are senior officers (including all Named Executive Officers) to defer all or a portion of their cash compensation for a minimum of three years.

Non-Qualified Deferred Compensation

For Fiscal Year Ended December 31, 2011

Name	Executive Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Thomas M. Joyce (3)	—	(5,388)	548,818	174,329
Steven Bisgay	—	—	—	—
George Sohos	—	—	—	—
Steven J. Sadoff	—	—	—	—
Alan Lhota	—	—	—	—
Gregory C. Voetsch	—	—	—	—

(1)

There were no contributions to the Deferral Program by any Named Executive Officers in 2011. Mr. Joyce elected to defer $500,000 of his fiscal 2011 year-end cash award, which would have otherwise been paid in January 2012.

(2)

Deferral accounts are credited with earnings based on an executive’s deemed investment in a fund or funds selected by the executive from a group of externally managed mutual funds (including equity and bond mutual funds) which mirror those available to all employees under our tax-qualified 401(k) savings plan. The executive’s contributions are credited to a book-keeping account for the executive, and the balance of this account is adjusted to reflect the gains or losses that would have been obtained if the contributions had actually been invested in the applicable externally managed mutual fund. There is no markup over the market rates of return that would have been obtained on investments in the externally managed institutional funds. Accordingly, the amount of earnings (loss) reflected in this column does not represent above-market or preferential earnings, and, therefore, these amounts have not been included in the Summary Compensation Table.

(3)

Mr. Joyce’s 2011 distribution represents the distribution of $353,366 contributed in 2009 relating to fiscal 2008 compensation, adjusted for earnings thereon. Mr. Joyce’s December 31, 2011 balance comprises $250,000 contributed in 2008 relating to fiscal 2007 compensation, adjusted for earnings thereon. All previously deferred amounts were disclosed in the Summary Compensation Table for the applicable fiscal year.

Termination and Change in Control Agreements

The Company has not entered into change of control agreements with any Named Executive Officers. However, equity awards to the Named Executive Officers, along with those to other Company employees, under the terms of the Stock Plans are generally subject to special provisions upon the occurrence of a defined “change in control” transaction. Under the Stock Plans, upon a change in control: (i) any award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested; and (ii) the restrictions, deferral limitations, payment conditions, and forfeiture conditions applicable to any other award granted under these plans shall lapse and such awards shall be deemed fully vested, and any performance conditions imposed with respect to awards shall be deemed to be fully achieved.

As required by SEC rules, the following table was prepared as though a change in control occurred on December 31, 2011 using the share price of the Common Stock as of that day. The table also assumes that all equity-based awards vested on such date (other than the 231,038 RSUs and 268,962 RSUs granted to Mr. Joyce on December 31, 2008 and January 2, 2009, respectively, which only vest on a change in control if the price paid per share of Company Common Stock on the change in control date exceeds $25, and 500,000 RSUs granted to Mr. Joyce on January 2, 2009, which only vest on a change in control if the price paid per share of Company Common Stock on the change in control date exceeds $30). There can be no assurance that a change in control would produce the same or similar results as those described if it occurred on any other date or at any other price.

Calculation of Potential Payments upon Change in Control

At December 31, 2011

Name	Number of shares whose vesting would be accelerated upon a change in control	Value of shares whose vesting would be accelerated upon a change in control ($) (1)	Number of options whose vesting would be accelerated upon a change in control	Value of options whose vesting would be accelerated upon a change in control ($)
Thomas M. Joyce	449,187	5,309,390	—	—
Steven Bisgay	114,565	1,354,158	—	—
George Sohos	333,153	3,937,868	—	—
Steven J. Sadoff	363,919	4,301,523	13,689	— (2)
Alan Lhota	14,286	168,861	—	—
Gregory C. Voetsch	—	—	—	—

(1)	Value of restricted shares and RSUs is calculated based upon the closing price of the Company’s Common Stock on December 30, 2011 of $11.82 per share as quoted on the NYSE.
(2)

Mr. Sadoff had 13,689 options that would have vested upon the occurrence of a change in control but no value is included because the exercise price of $15.84 is greater than the December 30, 2011 closing price of $11.82 as quoted on the NYSE.

Termination Payments

Under the New Agreement, if Mr. Joyce’s employment is terminated by the Company other than for “cause” or other than by reason of his death or “disability,” or upon resignation by Mr. Joyce for “good reason,” Mr. Joyce will be entitled to, among other things, (i) vesting, and, if applicable, delivery of the shares underlying any unvested shares granted to Mr. Joyce in connection with (A) his Annual Bonus award, and (B) awards granted in respect of annual bonuses for periods that commenced prior to the effective date of the New Agreement, (ii) vesting and exercisability of any stock options granted in respect of annual bonuses for periods that commenced prior to the effective date of the New Agreement, (iii) vesting, and, if applicable, exercisability or delivery of (A) the unvested portion of the First Tranche, and (B) any time-based awards granted to Mr. Joyce prior to the effective date of his New Agreement, (iv) a cash payment equal to $5 million, (v) a pro-rata bonus for the year of termination determined based on actual performance of the Company (assuming termination on December 31, 2011, Mr. Joyce would have been entitled to the amount set forth next to his name in the Summary Compensation Table under the column heading “Non-Equity Incentive Plan Compensation” and the portion of his 2011 bonus payable in RSUs as described under the heading “2011 and 2010 Compensation Awards” on page 20), and (vi) reimbursement of certain premiums Mr. Joyce pays for continued health coverage for a period of one year, having a value of approximately $25,000. The aggregate amount Mr. Joyce would have been entitled to as a result of such a termination as of December 31, 2011 was $15,948,258, which includes $5,309,390 with respect to the accelerated vesting of his equity awards, the $5,000,000 cash payment, $5,613,868 in respect of his 2011 Annual Bonus (excluding the $1 million discretionary incentive award made to Mr. Joyce in January 2012), and $25,000 for reimbursement of certain premiums for continued health coverage. Mr. Joyce’s right to such vesting, payment and benefits are generally conditioned upon his execution of a customary release of all claims against the Company and his agreement not to solicit or hire current or certain former employees of the Company for six months after his termination. “Good reason” is defined generally under the New Agreement to include (i) the assignment of duties materially inconsistent with Mr. Joyce’s position or duties, (ii) a material diminution in the authorities, duties or responsibilities of Mr. Joyce, (iii) requiring Mr. Joyce to report to someone other than the Board of Directors, (iv) relocation increasing Mr. Joyce’s one-way commute by more than 30 miles, or (iv) any other action or inaction that constitutes a material breach by the Company of the New Agreement or the performance targets and other terms or conditions established by the Compensation Committee with respect to the Annual Bonus. Certain notice and cure periods must be satisfied before Mr. Joyce would be able to resign for “good reason.”

In the event that any payment under the New Agreement is subject to the excise tax for “parachute payments” under Section 280G of the Internal Revenue Code of 1986, the Company will indemnify Mr. Joyce on an after-tax basis for any such excise tax (including any interest or penalties incurred with respect to such excise tax), provided that the Company may reduce the applicable payment due to Mr. Joyce by up to 10% if such reduction will avoid the excise tax. If Mr. Joyce’s employment had been terminated as of December 31, 2011, the Company does not believe that any payments under the New Agreement would have been subject to this excise tax, and, as such, the Company would have had no obligation to reimburse Mr. Joyce for any excise tax.

Each Named Executive Officer, other than Mr. Joyce, participates in the Company’s severance policy that it has established for all of its employees. The Company’s severance policy is formulaic, based on the employee’s title and length of service with the Company, but will not exceed a maximum of 26 weeks of severance. Severance amounts are calculated by using the employee’s base salary only and are made in exchange for a release of claims against the Company. Bonus compensation is generally not considered when determining severance amounts. Under the Company’s severance policy, if any of the Named Executive Officer’s employment, other than that of Mr. Joyce, was terminated as of December 31, 2011 in a manner which would have made such officer eligible for severance, such officer would have received the following severance amounts based on his base salary and years of service as of such date: Messrs. Bisgay, Sohos and Sadoff: $250,000; and Mr. Lhota: $46,154. The Company reserves the right to offer additional payments to terminated employees if it is determined to be in the Company’s best interests.

Unless otherwise determined by the Company and set forth in an equity grant agreement, outstanding equity awards generally vest upon death or disability. In addition, certain outstanding equity awards generally vest on retirement (see page 28 for the Company’s policy regarding retirement eligibility). As of December 31, 2011, Messrs. Bisgay, Sohos and Sadoff would have received accelerated vesting of certain RSU awards upon their retirement and the value of the RSU awards would have been $129,441, $117,749 and $248,386, respectively. Unvested options held by Mr. Sadoff were not included as the exercise price for his unvested options is above the closing price on December 30, 2011. No other Named Executive Officer, except for Mr. Joyce in connection with certain awards, was retirement-eligible as of December 31, 2011, and the Incentive Award granted to Mr. Joyce in connection with his New Agreement does not accelerate upon his retirement. For RSUs granted as part of the equity component of the annual discretionary bonus awards after September 1, 2010, such equity awards will be given accelerated vesting upon a termination without cause by the Company. Equity awards granted in January 2011 to the Named Executive Officers related to the annual discretionary bonus award for the 2010 performance year provide for accelerated vesting in the event of a termination without cause by the Company. See the Outstanding Equity Awards table on page 29 for a schedule of outstanding, unvested equity awards held by each of our Named Executive Officers. Except as provided herein, unvested equity awards are canceled if employment is terminated before the end of the relevant vesting period.

Other than in respect of accelerated vesting of equity awards as described above, none of the Named Executive Officers are entitled to any compensation or benefits on a voluntary termination of employment, death, or disability that is different than the compensation and benefits provided to Company employees generally.

Voetsch Separation Agreement

Effective October 31, 2011 (the “Separation Date”), Mr. Voetsch terminated his employment with the Company and he ceased serving as Executive Vice President, Head of Global Equities. In connection with Mr. Voetsch’s termination of employment, in exchange for Mr. Voetsch’s execution of a general release of claims, the Company agreed to: (i) make a lump sum payment of $4,100,000 on the thirtieth day following the Separation Date; (ii) on the next pay period following May 1, 2012, pay Mr. Voetsch a lump sum cash payment of $3,174,978, which represents the fair market value of 251,185 unvested shares related to Mr. Voetsch’s prior annual bonus awards that were forfeited on the Separation Date based on an agreed upon fair market value of $12.64 per share of Common Stock; and (iii) allow Mr. Voetsch to continue his participation in the Company’s group health plan for a period of 12 months at the Company’s expense.

Mr. Voetsch is subject to certain ongoing restrictive covenants, including a non-disparagement clause, a six (6) month non-competition clause, and a one (1) year non-solicitation and non-hire clause.

Risk Assessment of Overall Compensation Program

The Company has reviewed its compensation policies as generally applicable to its employees and believes that they are not likely to have a material adverse effect on the Company. The design of the Company’s compensation policies and programs is intended to encourage its employees to remain focused on both the short-term and long-term goals of the Company. For example, while our cash awards measure performance both individually and company-wide on an annual basis, and do not have any associated restrictions after payment, our equity awards typically vest over a number of years. We believe this practice encourages our employees to focus on sustained stock price appreciation, thus limiting the potential detriment of excessive risk-taking.

PROPOSAL 2—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Securities Exchange Act, we are asking stockholders to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in the CD&A (beginning on page 15), the compensation tables (beginning on page 23), and any related material contained in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives stockholders the opportunity to endorse or not endorse our executive pay program and policies. At our annual meeting of stockholders in May 2011, our stockholders approved our first “Say-on-Pay” resolution regarding 2010 executive compensation described in our 2011 proxy statement. Our stockholders also approved our proposal to hold a “Say-on-Pay” vote every year. As a result, our Board has committed to annual “Say-on-Pay” votes. The Company, the Board and the Compensation Committee pay careful attention to communications received from stockholders regarding executive compensation, including the non-binding advisory vote. Taking into consideration the positive “Say-on-Pay” vote as well as feedback received from institutional shareholders, we continued our policies, processes and approach to executive compensation on substantially the same basis as those in place in 2010 and for which our stockholders registered their approval. The Committee also considered the results of the advisory vote as one factor in its compensation decisions, among the other factors discussed in the CD&A section herein.

As described in the CD&A section of this Proxy Statement, the Company’s executive compensation program is designed to retain, motivate, reward and recruit the talent needed to achieve growth and long-term success. Accordingly, in designing the executive compensation program, we focused on the following objectives: (i) providing competitive compensation and benefits; (ii) providing balanced incentives for achieving short-term and long-term business goals and objectives; and (iii) aligning long-term economic interests of our executives with stockholders’ interests. Consistent with this program, a significant portion of our Named Executive Officer compensation is tied to long-term Company performance. We believe that this aligns the interest of our Named Executive Officers with the long-term interests of our stockholders while appropriately balancing risk and reward.

We urge stockholders to read the CD&A beginning on page 15 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and related compensation tables and narrative, appearing on pages 23 through 34, which provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our Named Executive Officers reported in this Proxy Statement has supported and contributed to the Company’s success.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, the Board recommends stockholders approve, in an advisory vote, the following resolution:

“RESOLVED, that the compensation paid to Knight Capital Group, Inc.’s Named Executive Officers, as disclosed in Knight Capital Group, Inc.’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion is hereby APPROVED.”

Under the SEC rules, your vote is advisory and will not be binding upon the Company or the Board. However, the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

This advisory vote to approve Named Executive Officer compensation requires the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote thereon. You may “Abstain” from voting on this proposal. Shares voting “Abstain” on this proposal will be counted as present at the Annual Meeting for purposes of this proposal but your abstention will have the effect of a vote against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADVISORY RESOLUTION APPROVING NAMED EXECUTIVE OFFICER COMPENSATION.

COMPENSATION OF DIRECTORS

As a current officer of the Company, Mr. Joyce receives no remuneration for serving on the Board of Directors.

The Director compensation policy in effect for 2011 was as follows: Each of the independent Directors received an annual retainer fee of $50,000, except for the Lead Director who received $75,000. Directors also received meeting fees of $1,500 for Board of Directors meetings attended. In addition, Committee Chairpersons received: (i) $30,000 for the Chairperson of the Finance and Audit Committee; and (ii) $15,000 for the Chairperson of the Compensation Committee. Members of the Finance and Audit Committee and the Compensation Committee received an annual fee of $10,000 and $5,000, respectively, and meeting fees of $1,500 and $1,000, respectively. No fees were paid to the Chairperson of the NCGC, and no meeting fees were paid for the one NCGC meeting held in 2011 as it was held in conjunction with a meeting of the Board of Directors (otherwise a fee of $1,000 per meeting attended would have been paid to the members).

Each newly elected independent Director is also granted RSUs valued at $100,000 on the date of grant, which grant will have four (4) year cliff-vesting. In addition, on the first business day following each annual meeting of our stockholders, each continuing independent Director, as part of his or her annual compensation, will be granted RSUs having a value of $80,000, which grant will have three (3) year cliff-vesting. The number of RSUs granted is determined by dividing the value of the award amount by the average of the high and low sales price of the Common Stock on the date prior to the grant date (as defined in the Stock Plans). Directors may elect to defer settlement of all or a portion of these RSUs which will convert into freely sellable shares when the Director retires from the Board of Directors.

Annual retainer and Committee Chairperson fees are paid on January 1st of each year (pro-rated for new or retiring directors or changes to a Committee Chairperson during the year). Each Director may elect to defer all or a portion of cash compensation from annual retainer fees into the Knight Vanguard Voluntary Deferred Compensation Plan. Any amounts deferred will be paid at the end of the elected deferral period plus or minus the return on the underlying plan assets. Directors may also elect to receive all or a portion of cash compensation from annual retainer fees in the form of vested RSUs and may defer settlement of all or a portion of such vested RSUs, which will convert into freely sellable shares when the Director retires from the Board of Directors. One Director, Mr. Lockburner, elected to receive his entire 2011 annual retainer fee in the form of vested RSUs and deferred settlement of all of such vested RSUs.

In addition to annual retainer fees and meeting fees, in 2011 each independent Director received, following the date of our 2011 Annual Meeting of Stockholders, RSUs having a value of $80,000, which grants have three (3) year cliff vesting. RSU awards to Directors fully vest upon termination of service. The number of RSUs granted was determined by dividing the value of the award amount by the average of the high and low sales price of the Common Stock on the date prior to the grant date. One Director, Mr. Lockburner, elected to defer settlement of his entire annual RSU grant, which will convert into freely sellable shares when he retires from the Board of Directors.

All Directors are reimbursed for out-of-pocket expenses incurred in the performance of their services for the Company. The Company also extends coverage to Directors under the Company’s directors’ and officers’ indemnity insurance policies.

COMPENSATION OF DIRECTORS

As described more fully below, this chart summarizes the annual compensation for the Company’s non-employee Directors during 2011.

Director Compensation

For Fiscal Year Ended December 31, 2011

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)	Total ($)
William L. Bolster (5)	127,000	80,000	—	—	207,000
James W. Lewis (6)	85,500	80,000	—	—	165,500
Thomas C. Lockburner (7)(8)	107,000	80,000	—	—	187,000
James T. Milde (9)	80,000	80,000	—	—	160,000
Christopher C. Quick (10)	80,000	80,000	—	—	160,000
Laurie M. Shahon (11)	90,000	80,000	—	—	170,000

(1)

The term of office for Directors begins immediately following election at the Company’s annual meeting of stockholders (typically held in May) and ends upon the election of Directors at the next annual meeting of stockholders held the following year, which does not coincide with the Company’s fiscal year. Cash retainers and committee chair fees are awarded at the beginning of each fiscal year, which results in the payments covering periods of time that do not coincide with the term of office. All cash retainer and committee chairperson fee payments made during fiscal 2011 are reported in the table irrespective of the term of office to which the payment applies. In the event that during the year a Director is elected to the Board, a Director announces his intent to retire and not seek re-election, or a Director is named a chairperson of a Board committee, retainer and chairperson fees are pro-rated.

(2)

Meeting fees are determined based on the number of Board and committee meetings attended during each fiscal year. Meeting fees included in the table represent fees paid for meetings attended during fiscal 2011.

(3)

During 2011, each continuing Director was granted an award of 6,217 RSUs with a grant date fair value of $80,000. Each RSU award will vest on May 12, 2014 and, unless deferred, will be settled on May 12, 2014 (or, if earlier, six months following the director’s separation from service for any reason). As these RSU awards are considered to be retirement eligible, in accordance with FASB ASC Topic 718 the full value of each RSU award was recognized as an expense upon grant.

(4)	There were no grants of options to, or forfeitures by, any of the Company’s Directors during 2011.
(5)	As of December 31, 2011, Mr. Bolster held options to acquire 60,000 shares of Common Stock, all of which were vested, and 20,680 RSUs, of which 4,420 are vested.
(6)	As of December 31, 2011, Mr. Lewis held 22,499 RSUs, none of which were vested.
(7)

In lieu of his 2011 annual cash retainer, Mr. Lockburner elected to receive RSUs valued at $80,000 which equated to 5,810 RSUs based on grant date fair value. Pursuant to a further deferral election, settlement of such RSUs is deferred until after Mr. Lockburner retires from the Board.

(8)

As of December 31, 2011, Mr. Lockburner held options to acquire 80,000 shares of Common Stock, of which all were vested, and 36,656 RSUs, of which 20,396 are vested and settlement of 15,976 vested RSUs has been deferred until after Mr. Lockburner retires from the Board.

(9)	As of December 31, 2011, Mr. Milde held options to acquire 50,000 shares of Common Stock, all of which were vested, and 20,680 RSUs, of which 4,420 are vested.
(10)	As of December 31, 2011, Mr. Quick held 22,499 RSUs, none of which were vested.
(11)	As of December 31, 2010, Ms. Shahon held options to acquire 35,000 shares of Common Stock, all of which were vested, and 20,680 RSUs, of which 4,420 are vested.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

The following table sets forth, as of April 2, 2012, certain information regarding the beneficial ownership of Common Stock by: (i) each of the Company’s Named Executive Officers; (ii) each Director; (iii) each nominee for election as a Director; (iv) each person who is known to the Company to own beneficially more than 5% of the Common Stock; and (v) all current Named Executive Officers and Directors and nominees of the Company as a group. Such information is based, in part, upon information provided by certain stockholders of the Company. In the case of persons other than the officers and Directors of the Company, such information is based solely on a review of Schedules 13D and 13G filed with the SEC. As of April 2, 2012 there were 354 holders of record of Common Stock and approximately 23,000 beneficial holders of our Common Stock.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage Of Shares Beneficially Owned(3)
Thomas M. Joyce (4)	1,539,223	1.54%
Steven Bisgay (5)	162,495	*
George Sohos (6)	144,544	*
Steven J. Sadoff (7)	111,833	*
Alan Lhota (8)	2,718	*
William L. Bolster (9)	69,185	*
James W. Lewis (10)	17,265	*
Thomas C. Lockburner (11)	107,661	*
James T. Milde (12)	64,185	*
Christopher C. Quick (13)	29,765	*
Laurie M. Shahon (14)	49,185	*
Daniel F. Schmitt	—	*
FMR LLC (15)	14,786,736	14.83
Royce & Associates, LLC (16)	11,101,423	11.13
BlackRock, Inc. (17)	5,404,973	5.42
All Named Executive Officers, Directors and Nominees as a group (12 persons)	2,298,059	2.30%

*	Less than 1% of shares beneficially owned.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Knight Capital Group, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310.
(2)

For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person owns or has the right to acquire within 60 days from the date of this table. As a result, we have included in the “Number of Shares Beneficially Owned” column, shares of Common Stock underlying fully-vested stock options, as well as those stock options that are scheduled to vest within 60 days from the date of this table or upon termination of service. In addition, we have included in the “Number of Shares Beneficially Owned” column, all RSUs that will, or may be, settled in shares of Common Stock within 60 days or upon termination of service.

(3)

For purposes of computing the “Percentage of Shares Beneficially Owned” column, any shares which a person does not currently own but has the right to acquire within 60 days from the date of this table are deemed to be outstanding for the purpose of computing the percentage ownership of such person.

(4)

Consists of 691,105 unrestricted shares held by Mr. Joyce individually, 499,793 unrestricted shares held in three grantor trusts for the benefit of Mr. Joyce over which Mr. Joyce is the sole trustee and has sole voting and dispositive power, 34,695 unrestricted shares held in a trust for the benefit of Mr. Joyce’s children for which Mr. Joyce has no voting and dispositive power and 313,630 shares issuable upon the exercise of options that are exercisable within 60 days from April 2, 2012.

(5)	Consists of 117,495 unrestricted shares held by Mr. Bisgay individually and 45,000 shares issuable upon the exercise of options that are exercisable within 60 days from April 2, 2012.

(6)	Consists of 101,211 unrestricted shares held by Mr. Sohos individually and 43,333 shares issuable upon the exercise of options that are exercisable within 60 days from April 2, 2012.
(7)	Consists of 98,143 unrestricted shares held by Mr. Sadoff individually and 13,690 shares issuable upon the exercise of options that are exercisable within 60 days from April 2, 2012.
(8)	Consists of 2,718 unrestricted shares held by Mr. Lhota individually.
(9)

Consists of 4,420 unrestricted shares held by Mr. Bolster individually, 4,765 RSUs held by Mr. Bolster individually to be settled within 60 days from April 2, 2012 and 60,000 shares issuable upon the exercise of options that are exercisable within 60 days from April 2, 2012.

(10)

Consists of 7,500 unrestricted shares held by Mr. Lewis individually, 5,000 unrestricted shares held by a foundation for which Mr. Lewis is a Trustee and 4,765 RSUs held by Mr. Lewis individually to be settled within 60 days from April 2, 2012.

(11)

Consists of 2,500 unrestricted shares held by Mr. Lockburner individually, 25,161 RSUs held by Mr. Lockburner individually to be settled within 60 days from April 2, 2012 or upon termination of service and 80,000 shares issuable upon the exercise of options that are exercisable within 60 days from April 2, 2012.

(12)

Consists of 9,420 unrestricted shares held by Mr. Milde individually, 4,765 RSUs held by Mr. Milde individually to be settled within 60 days from April 2, 2012 and 50,000 shares issuable upon the exercise of options that are exercisable within 60 days from April 2, 2012.

(13)	Consists of 25,000 unrestricted shares held by Mr. Quick individually and 4,765 RSUs held by Mr. Quick individually to be settled within 60 days from April 2, 2012.
(14)

Consists of 9,420 unrestricted shares held by Ms. Shahon individually, 4,765 RSUs held by Ms. Shahon individually to be settled within 60 days from April 2, 2012 and 35,000 shares issuable upon the exercise of options that are exercisable within 60 days from April 2, 2012.

(15)

According to a Schedule 13G/A filed February 14, 2012 reflecting beneficial ownership as of December 31, 2011, the shares are held by FMR LLC on behalf of various accounts managed by FMR LLC or its direct and indirect subsidiaries. The principal address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(16)

According to a Schedule 13G/A filed January 4, 2012 reflecting beneficial ownership as of December 31, 2011, the shares are held by Royce & Associates, LLC on behalf of various accounts managed by Royce & Associates, LLC. The principal address of Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151.

(17)

According to a Schedule 13G/A filed February 13, 2012 reflecting beneficial ownership as of December 31, 2011, the shares are held by direct and indirect subsidiaries of BlackRock, Inc. The principal address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No executive officer of the Company serves as a member of the board of directors or compensation committee of any public entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s executive officers and Directors are required under Section 16(a) of the Securities Exchange Act to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and NYSE. Copies of these reports must also be furnished to the Company. Based solely upon its review of copies of such reports furnished to the Company through the date hereof, or written representations that no reports were required to be filed, the Company believes that during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to its officers and Directors were complied with in a timely manner.

Purchases and sales of our equity securities by such persons are published on our corporate website at www.knight.com in the “Investor Center” section. The information on our corporate website is not incorporated by reference into this Proxy Statement.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that incorporated future filings, including this Proxy Statement, the following section titled “Finance and Audit Committee Report” shall not be incorporated by reference into any such filings, except to the extent the Company specifically incorporates such report by reference therein.

FINANCE AND AUDIT COMMITTEE REPORT

During 2011, the Finance and Audit Committee of the Board of Directors (the “F&A Committee”) provided assistance to the Company’s Board of Directors in fulfilling its oversight of: (1) the integrity of the financial statements and its risk and control environment; (2) the qualification of, and relationship with, the Company’s independent registered public accounting firm; (3) the Company’s internal audit function; (4) compliance with applicable legal and regulatory requirements; and (5) compliance with the Company’s Code of Business Conduct and Ethics. The F&A Committee also (A) reviewed and made recommendations to the Board regarding: (i) any proposed material capital formation plans, including planned issuance of equity securities and debt instruments, and stock repurchase programs; and (ii) certain acquisitions, investments, new business ventures, and divestitures by the Company and (B) reviewed and approved the Company’s (x) treasury investment policy outlining the general investment objectives of the Company and the specific instruments for which investments are permitted; (y) liquidity risk management policy; and (z) contingency funding plan. The F&A Committee operates under a written charter that was revised by the F&A Committee and approved by the Board on October 18, 2011 (the “Charter”).

The F&A Committee is comprised of three independent Directors. The Board of Directors has determined in its business judgment that each F&A Committee member complied with the independence, experience and financial literacy requirements set forth by the New York Stock Exchange LLC (“NYSE”), The Sarbanes-Oxley Act of 2002 (the “SOX Act”) and rules adopted by the U.S. Securities and Exchange Commission (“SEC”) pursuant to the SOX Act, as currently in effect. The Board of Directors has also determined in its business judgment that for 2011 Mr. Lockburner was an “audit committee financial expert” as defined under SEC rules. The SEC provides that an “audit committee financial expert” does not have additional duties, obligations or liabilities and is not considered an expert under the Securities Act of 1933, as amended.

For 2011, PricewaterhouseCoopers LLP (“PwC”) was the Company’s independent registered public accounting firm, as selected by the F&A Committee and ratified by the Board of Directors and stockholders. The F&A Committee is responsible for retaining and, as necessary, terminating, the independent registered public accounting firm and pre-approves all audit and non-audit services and fees to be provided by the independent registered public accounting firm. During 2011, the F&A Committee received and reviewed the written disclosures and the letter from its current independent registered public accounting firm, PwC, required by applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) regarding the independent registered public accounting firm’s communications with the F&A Committee concerning auditor independence, and held discussions and reviewed with PwC all relationships it has with the Company to determine and satisfy itself regarding PwC’s independence. When considering the independence of PwC, the F&A Committee considered whether PwC’s provision of services to the Company beyond those rendered in connection with its audit and review of the Company’s consolidated financial statements was compatible with maintaining its objectivity and independence. The F&A Committee reviewed and approved, among other matters, the amount of fees paid to PwC for audit and non-audit services. All non-audit services performed by PwC were required to be pre-approved by the F&A Committee or a specified member thereof. The F&A Committee also evaluated the qualifications and performance of PwC. Based on its review of these matters, the F&A Committee selected PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2012, which selection was ratified by the Board of Directors and has been submitted to the stockholders for ratification at the Annual Meeting.

Management is responsible for the financial reporting process, including the system of internal control and the preparation, presentation and integrity of the consolidated financial statements in accordance with generally accepted accounting principles. The independent registered public accounting firm is responsible for conducting an independent audit of the financial statements in accordance with generally accepted auditing standards. The F&A Committee is responsible for monitoring and reviewing these processes. The F&A Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

In performing its duties, the F&A Committee held eight (8) meetings during 2011. The F&A Committee met in executive session five (5) times during regularly scheduled and special meetings held throughout the year. Additionally, the F&A Committee met in private session with the Chief Executive Officer, Chief Financial Officer, General Counsel, Director of Internal Audit, and PwC during various meetings held throughout the year. These meetings were designed, among other things, to encourage free and open communications among the F&A Committee, management and PwC. PwC had free access to the F&A Committee to discuss any matters it deemed appropriate. The F&A Committee has discussed with PwC, with and without management present, the overall scope and plan for its annual audit, the results of its examination and the overall quality of the Company’s financial reporting and its evaluation of the Company’s internal controls, including its assessment on management’s assertion of the adequacy of the Company’s controls over financial reporting. Additionally, the F&A Committee discussed matters related to the conduct of the audit and other matters required to be discussed by PCAOB AU §380 (Communication with Audit Committees). The F&A Committee also reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2011 with PwC.

During the course of 2011, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the SOX Act and related regulations. The F&A Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the F&A Committee received periodic updates provided by management and PwC at each regularly scheduled F&A Committee meeting. At the conclusion of the process, management provided the F&A Committee with its report on the effectiveness of the Company’s internal control over financial reporting.

For the year ended December 31, 2011, the F&A Committee performed all of its duties and responsibilities under the Charter. Based on the F&A Committee’s discussions with management and the independent registered public accounting firm, review of the representations of management, including Management’s Report on Internal Control over Financial Reporting as required by Section 404 of the SOX Act, and the report of PwC to the Board of Directors, and subject to the limitations of the role of the F&A Committee referred to above and in the Charter, the F&A Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2011 be included in the Company’s Annual Report on Form 10-K.

Finance and Audit Committee

Thomas C. Lockburner, Chairman

William L. Bolster

James W. Lewis

Fees Paid To Our Independent Registered Public Accounting Firm

In addition to retaining PwC to audit the consolidated financial statements for 2011, the Company retained PwC, as well as other accounting and consulting firms, to provide various consulting services in 2011, and expects to continue to do so in the future. The Company understands the need for PwC to maintain its objectivity and independence in its audit of the Company’s financial statements and, therefore, the Company does not use PwC for strategic consulting services, development of tax planning transactions or for services prohibited by the SOX Act such as internal audit work and financial information system design and implementation. The Company uses PwC for non-audit work when it concludes that PwC is the most appropriate provider of that service and such work is not incompatible with maintaining its objectivity and independence.

The following fees were paid to PwC, the Company’s independent registered public accounting firm, for services rendered in 2011 and 2010, respectively:

	2011	2010
Audit fees	$3,412,839	$3,039,647

Non-audit fees:
Audit-related fees	85,000	33,680
Tax fees	720,009	290,947
Other fees	295,948	118,210

Total Non-audit fees	1,100,957	442,837

Total Fees Paid to PwC	$4,513,796	$3,482,484

Audit fees represent the aggregate fees for professional services rendered for the audit of the Company’s annual financial statements for the applicable year and reviews of the Company’s financial statements included in SEC Forms 10-Q during such year.

Audit-related fees primarily represent fees paid in the applicable year for agreed-upon procedures related to XBRL data in SEC filings.

Tax fees represent fees paid in the applicable year for assistance with domestic and international income tax compliance, expatriate employee income tax compliance, tax examinations, and general tax advice.

Other fees primarily comprises fees relating to a UK “skilled persons” review mandated by the UK Financial Services Authority Limited in 2011 and a review of processes and controls associated with the Company’s self-clearing initiative in 2010.

Policy on Finance and Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

The F&A Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The F&A Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm and fees related to such services.

On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the F&A Committee is requested. The F&A Committee reviews these requests and advises management if the F&A Committee approves the engagement of the independent registered public accounting firm. The F&A Committee may delegate to one or more of its members the authority to grant pre-approval required by this policy. On a periodic basis, management reports to the F&A Committee regarding the actual spending for such projects and services compared to the pre-approved amounts.

In granting pre-approval of certain non-audit services for 2011, the F&A Committee considered whether the provision of such non-audit services rendered by our independent registered public accounting firm was compatible with maintaining their objectivity and independence. The F&A Committee concluded that such objectivity and independence would be maintained.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Finance and Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 as required under the SOX Act and rules adopted by the SEC pursuant to the SOX Act. Additionally, the Board of Directors has ratified the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012 and we are submitting the selection of PwC for stockholder ratification at the Annual Meeting.

PwC representatives will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Although stockholder action on this matter is not required under our Amended and Restated By-Laws or Amended and Restated Certificate of Incorporation, this appointment is being recommended to the stockholders for ratification (as we have done in prior years) because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection of PwC, the Finance and Audit Committee will reconsider whether or not to retain PwC, but still may retain them. Even if the appointment is ratified, the Finance and Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Pursuant to applicable Delaware law and our Amended and Restated By-Laws and Amended and Restated Certificate of Incorporation, the ratification of the appointment of PwC requires the approval of a majority of the shares present, in person or by proxy, and entitled to vote on the proposal. Abstentions will be counted but will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

PROPOSAL 4—STOCKHOLDER PROPOSAL REGARDING SPECIAL STOCKHOLDER MEETINGS

Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY 11021, who held not less than 500 shares of common stock on December 16, 2011, intends to submit a resolution to stockholders for approval at the Annual Meeting. Mr. Steiner’s resolution and supporting statement are printed below.

Resolution

“Resolved, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to enable one or more shareholders, holding not less than one-tenth* of the voting power of the Corporation, to call a special meeting. *Or the lowest percentage of our outstanding common stock permitted by state law.

This includes that such bylaw and/or charter text will not have any exclusionary or prohibitive language in regard to calling a special meeting that apply only to shareowners but not to management and/or the board (to the fullest extent permitted by law). This proposal does not impact our board’s current power to call a special meeting.”

Supporting Statement

“Adoption of this proposal can probably best be accomplished in a simple and straight-forward manner with clear and concise text of less than 100-words. This proposal topic won more than 60% support at CVS, Sprint and Safeway. The William Steiner family and James McRitchie have submitted a number of proposals on this topic receiving up to 73% support.

The merit of this Special Shareowner Meeting proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to make our company more competitive.

Please encourage our board to respond positively to this proposal to initiate improved corporate governance and make our company more competitive: Special Shareowner Meetings—Yes on 3” (Proposal 4).

Position of the Board

The Board recommends a vote AGAINST this proposal, which is identified as Proposal 4 on the proxy card, for the following reasons:

•	The proposal is unnecessary because our stockholders already have the right to call special meetings of stockholders;

•

The Company’s Amended and Restated By-Laws include a provision permitting stockholders owning at least 25% of our common stock to call special meetings. This provision appropriately balances the interests of all stockholders and avoids the risk of costly and burdensome stockholder meetings;

•

The proposal could, if implemented by the Board, allow a holder of a single share of the Company’s common stock to call a special meeting, which could impose significant expense and burden on the Company; and

•

The Company has strong corporate governance practices, including a Chairman and Chief Executive Officer, Lead Director and management who are available to meet with stockholders to discuss governance and other matters outside the framework of a stockholder meeting.

The Company’s stockholders already have the right to call special meetings of stockholders. The Board determined that it is consistent with best corporate governance practices and is in the best interests of our stockholders to provide our stockholders with the ability to raise issues of substantial importance without having to wait for the annual meeting of stockholders. Accordingly, in January 2012, the Board amended and restated the Company’s Amended and Restated By-Laws to provide that owners of at least 25% of the Company’s common stock may call a special meeting of stockholders.

While the Board recognizes the important right of stockholders to call special meetings in appropriate circumstances, the Board believes that a threshold of less than 25% of the Company’s common stock would be too low. In particular, while the stockholder proposal references a 10% threshold, the proposal provides for the lowest percentage of common stock permitted by state law, which would be a single share of common stock under Delaware law (where the Company is incorporated). As a result, the proposal could, if implemented by the Board, result in frequent meetings that are disruptive for the Company and shareholders, that impose a significant expense and burden on the Company, and could be misused by stockholders with personal grievances or otherwise. A special stockholder meeting is a costly and time consuming undertaking for a company with as many stockholders as the Company. There are numerous activities and internal and external resources associated with holding a special meeting, including preparing the required disclosure documents, printing and mailing the necessary proxy materials, arranging and paying for meeting space, and a large time commitment of members of the Board and senior management in preparing for and conducting the meeting. The Board believes that the Company’s By-Law provision, with the 25% ownership threshold and provisions designed to avoid duplicative meetings, appropriately balances the interests of all of the Company’s stockholders and avoids the risk of unnecessary and burdensome stockholder meetings called by a relatively small group of stockholders, some of whom may have hedged or disposed of their economic interest in the Company’s common stock prior to the meeting, to advance their own narrowly supported interests.

The Company has strong corporate governance practices that welcome stockholder input on governance matters outside the framework of a stockholder meeting and demonstrate the Board’s accountability and responsiveness to our stockholders. For example,

•	all of the Company’s Directors are elected annually under a majority vote standard;

•

the Board has recommended that our stockholders vote on executive compensation each year (an annual Say-on-Pay vote) so that stockholders can promptly provide their views on the compensation of the Company’s named executives; and

•

as described in the Proxy Statement, the Board has a Chairman and Chief Executive Officer, Lead Director and management who are available for consultation and direct communication with stockholders to discuss governance and executive compensation matters.

The Company’s current Amended and Restated By-Law provision giving stockholders the right to call special meetings, coupled with the Company’s strong corporate governance practices and existing corporate and regulatory requirements regarding stockholder meetings, makes this stockholder proposal unnecessary.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THIS STOCKHOLDER PROPOSAL

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The charter for the Company’s F&A Committee includes a requirement for the F&A Committee to review and approve any proposed transaction involving the Company and a related party. For these purposes, a “related party transaction” includes any transaction required to be disclosed pursuant to Item 404 of Regulation S-K. Additionally, the Company’s Code of Business Conduct and Ethics (the “Code”) prohibits executive officers and Directors from entering into transactions where conflicts of interest exist, including related party transactions, without a waiver from Board of Directors or a designated committee thereof. The F&A Committee charter, along with the Code, is available through the Knight corporate website at www.knight.com in the “Corporate Governance” section of “Investor Relations”.

In the ordinary course of business, the Company may from time to time engage in transactions with other corporations or financial institutions whose officers or directors are also Directors of the Company. Transactions with such corporations and financial institutions are approved by the Board of Directors or a designated committee thereof, conducted on an arm’s-length basis and do not violate the NYSE independence standards, as currently in effect.

ADDITIONAL INFORMATION

The Company will make available a copy of its Annual Report on Form 10-K for the year ended December 31, 2011, without charge, upon written request to the Corporate Secretary, Knight Capital Group, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310. This Proxy Statement and the Company’s 2011 Annual Report to Stockholders and Annual Report on Form 10-K are also available on the Company’s website at www.knight.com. The 2011 Annual Report to Stockholders, Annual Report on Form 10-K and information on the website, other than the Proxy Statement, are not part of the Company’s proxy soliciting materials, and are not incorporated by reference.

INTERNET AVAILABILITY

Pursuant to rules promulgated by the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. In accordance with these SEC rules, you may access our Proxy Statement at www.bnymellon.mobular.net/bnymellon/kcg, which does not have “cookies” that identify visitors to the site.

STOCKHOLDER PROPOSALS

Under SEC rules, stockholders intending to present a proposal at the Company’s 2013 Annual Meeting and have it included in the Company’s proxy materials must submit the proposal in writing to the Corporate Secretary for the Company at Knight Capital Group, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310. The proposal must be received by the Company not later than December 6, 2012 and must otherwise comply with applicable law, including Rule 14a-8 of the Exchange Act.

In accordance with the Company’s Amended and Restated By-Laws, stockholder proposals intended to be presented at the Company’s 2013 Annual Meeting outside of Rule 14a-8 and stockholder nominations for Directors to be elected at the Company’s 2013 Annual Meeting must each be received by the Company not later than February 8, 2013, and no earlier than January 9, 2013. If the Company’s 2013 Annual Meeting is not within thirty days before or after May 9, 2013, the anniversary date of the Company’s 2012 Annual Meeting, you must send notice within ten days following any notice or publication of the meeting. Such proposals must be delivered to, or mailed to and received by, the Corporate Secretary for the Company at Knight Capital Group, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310 and must otherwise meet certain requirements as described in the Company’s Amended and Restated By-Laws.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements, notice of internet availability of proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement, notice of internet availability of proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

If your household received (i) a single copy of this Proxy Statement this year, but you would like to receive your own copy this year and/or in the future, or (ii) multiple copies of this Proxy Statement this year, but you would like to receive a single copy in the future, please contact the Company at Knight Capital Group, Inc., 545 Washington Boulevard, Jersey City, New Jersey 07310 or (201) 222-9400 and we will deliver to you a copy or copies, as requested.

OTHER BUSINESS

Management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly brought before such Annual Meeting, the persons named in the enclosed proxy or their substitutes intend to vote the proxies in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the proxy.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

INTERNET
http://www.proxyvoting.com/kcg
Knight Capital Group, Inc.	Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

 WO#

17754

▼   FOLD AND DETACH HERE   ▼

A. The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3.	Please mark your votes as	☒
indicated in this example

1. ELECTION OF DIRECTORS
To elect each of the below nominees to the Company’s Board of Directors to serve until the Company’s next annual meeting and until such directors’ successors are duly elected and qualified:

Nominees:	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

1.1 William L. Bolster	☐	☐	☐	1.5 Christopher C. Quick	☐	☐	☐	2. Advisory vote to approve named executive officer compensation.	☐	☐	☐

1.2 Thomas M. Joyce	☐	☐	☐	1.6 Daniel F. Schmitt	☐	☐	☐	3. Ratification of appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012.	☐	☐	☐

1.3 James W. Lewis	☐	☐	☐	1.7 Laurie M. Shahon	☐	☐	☐	B. The Board of Directors recommends a vote AGAINST Proposal 4.

1.4 James T. Milde	☐	☐	☐					4. Stockholder proposal regarding special stockholder meetings.	☐	☐	☐

PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

										Mark Here for Address Change or Comments SEE REVERSE	☐
RESTRICTED AREA - SCAN LINE

(Signatures should correspond exactly with the name or names appearing above. Attorneys, trustees, Executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If the signer is a corporation, please sign the full corporate name by duly authorized officer.)

Signature                                                                               Signature                                                                   Date

You can now access your Knight Capital Group, Inc. account online.

Access your Knight Capital Group, Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for Knight Capital Group, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2011 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/kcg.

▼  FOLD AND DETACH HERE  ▼

KNIGHT CAPITAL GROUP, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 09, 2012

The undersigned hereby appoints Thomas M. Joyce and Thomas M. Merritt, and each of them, the true and lawful attorneys and proxies, with full power of substitution, to attend the Annual Meeting of Stockholders of Knight Capital Group, Inc. (the “Company”) to be held on May 9, 2012 at 1:00 p.m. at the Company’s headquarters located at 545 Washington Boulevard, Jersey City, New Jersey 07310, and at any adjournment or postponement thereof, and to vote all shares of Class A Common Stock held of record which the undersigned could vote, with all the powers the undersigned would possess if personally present at such meeting, as designated below.

All shares of Company Class A Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not subsequently properly revoked will be voted at the Annual Meeting in accordance with the instructions indicated therein. If no instructions are indicated for any particular matter or matters, such proxies will be voted in accordance with the Board of Directors’ recommendations as set forth therein with respect to such proposal(s); and at their discretion on any other matter that may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

RESTRICTED AREA - SCAN LINE

(Continued and to be marked, dated and signed, on the other side)	WO# 17754